                                                                   Exhibit 99.2

                         UNITED STATES BANKRUPTCY COURT
                       EASTERN DISTRICT OF NORTH CAROLINA
                                RALEIGH DIVISION

 In re:                                           )   Chapter 11
                                                  )
 SPECTRASITE HOLDINGS, INC.,                      )   Case No. 02-03631-5-(ATS)
                                                  )
                                                  )
                                     Debtor.      )

             PROPOSED DISCLOSURE STATEMENT WITH RESPECT TO THE PLAN
                OF REORGANIZATION OF SPECTRASITE HOLDINGS, INC.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PAUL, WEISS, RIFKIND, WHARTON & GARRISON          POYNER & SPRUILL LLP
Andrew N. Rosenberg                               Terri L. Gardner
James H. Millar                                   3600 Glenwood Avenue
Claudia R. Tobler                                 Raleigh, North Carolina 27605
1285 Avenue of the Americas                       Telephone:  (919) 783-6400
New York, New York 10019-6064                     Facsimile:   (919) 783-1075
Telephone:  (212) 373-3000
Facsimile:   (212) 757-3990

                            Attorneys for the Debtor

Dated:  November 18, 2002

THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL, BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT.

                                   DISCLAIMER

                  THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN SOLELY FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE REORGANIZATION PLAN OF SPECTRASITE HOLDINGS, INC. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

                  ALL CREDITORS AND EQUITY INTEREST HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE REORGANIZATION PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE REORGANIZATION PLAN. THE TERMS OF THE REORGANIZATION PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT. REORGANIZATION PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY THE REORGANIZATION PLAN, EXHIBITS ANNEXED TO THE PLAN, THE PLAN SUPPLEMENT, AND THE TERMS OF ANY GOVERNING AGREEMENTS ANNEXED THERETO OR INCORPORATED THEREBY.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. ALL CREDITORS AND EQUITY INTEREST HOLDERS SHOULD READ CAREFULLY THE "RISK FACTORS" SECTION HEREOF BEFORE VOTING FOR OR AGAINST THE PLAN. SEE "CERTAIN RISK FACTORS" SECTION IX.

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. NEITHER THE NEW COMMON STOCK OR NEW WARRANTS OF SPECTRASITE HOLDINGS, INC. TO BE ISSUED ON THE EFFECTIVE DATE OF THE REORGANIZATION PLAN, NOR THIS DISCLOSURE STATEMENT, HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY. NEITHER THE SEC NOR ANY OTHER SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE REORGANIZATION PLAN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF

THE DEBTOR SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

                  CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL REFLECT ACTUAL OUTCOMES.

                  THE FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE DESCRIPTION OF THE DEBTOR, ITS BUSINESS, AND EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASE, HAS BEEN OBTAINED FROM VARIOUS DOCUMENTS, AGREEMENTS, AND OTHER WRITINGS RELATING TO THE DEBTOR. NEITHER THE DEBTOR NOR ANY OTHER PARTY MAKE ANY REPRESENTATION OR WARRANTY REGARDING SUCH INFORMATION.

                  AS TO CONTESTED MATTERS, EXISTING LITIGATION INVOLVING THE DEBTOR, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS, AND IS NOT TO BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER. AS SUCH, THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTOR, OR ANY OTHER PARTY IN INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, FINANCIAL OR OTHER EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTOR.

                               TABLE OF CONTENTS


                                                                                                        Page
                                                                                                        ----
I.       INTRODUCTION................................................................................    1

         A.       Holders of Claims and Equity Interests Entitled to Vote............................    4

         B.       Voting.............................................................................    4

         C.       Confirmation Hearing...............................................................    5

II.      OVERVIEW OF THE PLAN........................................................................    6

III.     OVERVIEW OF CHAPTER 11......................................................................    8

IV.      DESCRIPTION OF THE DEBTOR'S BUSINESS........................................................    9

         A.       General............................................................................    9

         B.       Products and Services..............................................................   10
                  1.       Site Leasing Services.....................................................   10
                  2.       Network Services..........................................................   13
                  3.       Broadcast Tower Services..................................................   13

         C.       Employees..........................................................................   13

         D.       History and Capital Structure......................................................   13
                  1.       Equity....................................................................   13
                  2.       Debt Obligations..........................................................   14
                  3.       Bank Credit Facility......................................................   15

V.       KEY EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASE...............................   16

         A.       Market Conditions..................................................................   16

         B.       The Refinancing Efforts............................................................   17

         C.       Amendments to SBC and Cingular Agreements..........................................   18

         D.       Amendment to the Credit Facility...................................................   19

         E.       Negotiations with Prepetition Noteholders Committee................................   21

VI.      THE CHAPTER 11 CASE.........................................................................   22

         A.       Administration of the Chapter 11 Case..............................................   23

                                                                                                        Page
                                                                                                        ----

         B.       Claims Bar Date and the Last Date to File Proofs of Claim..........................   23

         C.       Assumption/Rejection of Leases and Executory Contracts.............................   24

         D.       Creditor Committees................................................................   24

VII.     SUMMARY OF THE PLAN.........................................................................   24

         A.       Introduction.......................................................................   24

         B.       Classification and Treatment of Administrative Claims, Claims and
                  Equity Interests Under the Plan....................................................   25
                  1.       Unclassified-- Administrative Claims......................................   27
                  2.       Unclassified-- Professional Compensation and Reimbursement Claims.........   28
                  3.       Unclassified-- Priority Tax Claims........................................   28
                  4.       Class 1-- Other Priority Claims (Unimpaired; therefore,
                           deemed to have accepted the Plan and not entitled to vote)................   29
                  5.       Class 2-- Senior Secured Guaranty Claims (Unimpaired;
                           therefore, deemed to have accepted the Plan and not entitled to vote).....   30
                  6.       Class 3-- Other Secured Claims (Unimpaired; therefore,
                           deemed to have accepted the Plan and not entitled to vote)................   30
                  7.       Class 4-- Other Guaranty Claims (Unimpaired; therefore,
                           deemed to have accepted the Plan and not entitled to vote)................   31
                  8.       Class 5-- Convenience Claims (Unimpaired; therefore,
                           deemed to have accepted the Plan and not entitled to vote)................   31
                  9.       Class 6--General Unsecured Claims (Impaired; therefore,
                           entitled to vote to accept or reject the Plan)............................   32
                  10.      Class 7--Old Common Stock (Impaired; therefore, entitled
                           to vote to accept or reject the Plan).....................................   33
                  11.      Class 8--Subordinated Security Claims (Impaired; no
                           distributions shall be made, therefore deemed to have
                           rejected the Plan and not entitled to vote)...............................   34
                  12.      Class 9-- Other Equity Interests (Impaired; no
                           distributions shall be made, therefore deemed to have
                           rejected the Plan and not entitled to vote)...............................   34

         C.       Provisions Regarding Corporate Governance and Management of
                  Reorganized SpectraSite............................................................   34
                  1.       Directors and Officers of Reorganized SpectraSite.........................   34
                  2.       Amended Certificate of Incorporation and Amended By-Laws..................   35
                  3.       Securities to Be Issued Pursuant to the Plan..............................   35

         D.       Securities Laws Matters............................................................   36

                                                                                                        Page
                                                                                                        ----
         E.       Equity Incentive Plan..............................................................   36
                  1.       Effectiveness of Reorganized SpectraSite Equity Incentive Plan............   36
                  2.       Description of Reorganized SpectraSite's Equity Incentive Plan............   36

         F.       The SBC Transaction................................................................   37

         G.       Distributions Under the Plan.......................................................   37
                  1.       Date and Delivery of Distributions........................................   37
                  2.       Distribution of Cash......................................................   38
                  3.       Effective Date Distributions..............................................   38
                  4.       Distributions on Subsequent Distribution Dates............................   38
                  5.       Distributions on the Final Distribution Date..............................   38
                  6.       Reserve Shares for Disputed Claims........................................   39
                  7.       Unclaimed Distributions...................................................   39
                  8.       Saturdays, Sundays, or Legal Holidays.....................................   39
                  9.       Fractional Shares and Warrants............................................   40
                  10.      Distributions to Holders as of the Record Date............................   40
                  11.      Indenture Trustee's Fees and Expenses.....................................   40

         H.       Objections to and Resolution of Administrative Claims and
                  Claims; Administrative, Priority and Convenience Claims Reserve....................   40
                  1.       Objections to and Resolution of Administrative Claims and Claims..........   40
                  2.       Administrative, Priority and Convenience Claims Reserve...................   41

         I.       Allowance of Disputed Administrative, Priority and Convenience Claims..............   41

         J.       Release of Shares from Disputed Claims Reserve.....................................   42

         K.       Allocation of Consideration........................................................   42

         L.       Cancellation and Surrender of Existing Securities and Agreements...................   42

         M.       Estimation.........................................................................   42

         N.       Administrative Claims of Indenture Trustee; Treatment of
                  Prepetition Noteholders Committee Professionals....................................   43
                  1.       Administrative Claims of Indenture Trustee................................   43
                  2.       Treatment of Prepetition Noteholders Committee Professionals..............   43

         O.       Nonconsensual Confirmation of Plan.................................................   43

                                                                                                        Page
                                                                                                        ----
         P.       Implementation of the Plan.........................................................   44
                  1.       The Amended Certificate of Incorporation, the Amended
                           By-Laws, and Other Implementation Documents...............................   44
                  2.       The Debtor's Release......................................................   44

         Q.       Effect of Confirmation of the Plan.................................................   45
                  1.       Continued Corporate Existence.............................................   45
                  2.       Vesting of Assets.........................................................   45
                  3.       Discharge of the Debtor...................................................   45
                  4.       Injunction................................................................   45
                  5.       Maintenance of Causes of Action...........................................   46
                  6.       Votes Solicited in Good Faith.............................................   46
                  7.       Administrative Expenses Incurred After the Confirmation Date..............   46
                  8.       Exculpation, Release and Injunction of Released Parties...................   46
                  9.       Term of Bankruptcy Injunction or Stays....................................   47
                  10.      Preservation of Insurance.................................................   47
                  11.      Officers' and Directors' Indemnification Rights...........................   48

         R.       Retention of Jurisdiction..........................................................   48

         S.       Miscellaneous Provisions...........................................................   48
                  1.       Payment of Statutory Fees.................................................   48
                  2.       Dissolution of Creditors Committee........................................   49
                  3.       Modification of the Plan..................................................   49
                  4.       Governing Law.............................................................   49
                  5.       Filing or Execution of Additional Documents...............................   49
                  6.       Withholding and Reporting Requirements....................................   49
                  7.       Exemption From Transfer Taxes.............................................   50
                  8.       Section 1145 Exemption....................................................   50
                  9.       Waiver of Federal Rule of Civil Procedure 62(a)...........................   50
                  10.      Plan Documents/Plan Supplement............................................   50
                  11.      Setoff by the United States...............................................   50

         T.       Executory Contracts and Unexpired Leases...........................................   51

         U.       Benefit Plans......................................................................   51

VIII.    PROJECTIONS AND VALUATION ANALYSIS..........................................................   52

         A.       Projections........................................................................   52

         B.       Valuation Methodologies............................................................   54
                  1.       Discounted Cash Flow Approach ("DCF").....................................   54
                  2.       Comparable Public Company Analysis........................................   55
                  3.       Precedent Transaction Analysis............................................   55

         C.       Reorganization Value...............................................................   56

                                                                                                        Page
                                                                                                        ----
IX.      CERTAIN RISK FACTORS AFFECTING THE DEBTOR...................................................   58

         A.       Certain Bankruptcy Law Considerations..............................................   58
                  1.       Risk of Non-Confirmation of the Plan......................................   58
                  2.       Risk of Non-Occurrence of Effective Date..................................   59
                  3.       Effect of the Chapter 11 Case on the Debtor's Business....................   59

         B.       Projected Financial Information....................................................   60

         C.       Effect of Being a Holding Company..................................................   60

         D.       Restrictions Imposed by the Credit Facility........................................   60

         E.       Capital Requirements...............................................................   61

         F.       Certain Risks Relating to the Plan Securities......................................   62
                  1.       Significant Holders.......................................................   62
                  2.       Lack of Established Market for New Common Stock and New Warrants..........   62
                  3.       Dividend Policies.........................................................   63
                  4.       Restrictions on Transfer..................................................   63

         G.       Certain Tax Matters................................................................   63

X.       CONFIRMATION PROCEDURE......................................................................   63

         A.       Solicitation of Votes..............................................................   63

         B.       The Confirmation Hearing...........................................................   64

         C.       Confirmation.......................................................................   65
                  1.       General Requirements......................................................   65
                  2.       Best Interests Test.......................................................   67
                  3.       Feasibility...............................................................   69
                  4.       Nonconsensual Confirmation................................................   70

XI.      EFFECTIVENESS OF THE PLAN...................................................................   72

         A.       Conditions Precedent to Effectiveness..............................................   72

         B.       Waiver of Conditions...............................................................   72

         C.       Effect of Failure of Conditions....................................................   72

         D.       Vacatur of Confirmation Order......................................................   73

XII.     SECURITIES LAW MATTERS......................................................................   73

         A.       Bankruptcy Code Exemptions from Registration Requirements..........................   73

                                                                                                        Page
                                                                                                        ----
                  1.       Initial Offer and Sale of Plan Securities.................................   73
                  2.       Subsequent Transfers of Plan Securities...................................   74
                  3.       Certain Transactions by Stockbrokers......................................   76

         B.       Registration Rights................................................................   76

XIII.    FINANCIAL INFORMATION.......................................................................   77

         A.       General............................................................................   77

         B.       Management's Discussion and Analysis of Financial
                  Condition and Results of Operations................................................   77

         C.       Selected Financial Data............................................................   77

         D.       Recent Performance.................................................................   78

XIV.     ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN...................................   78

         A.       Liquidation Under Chapter 7........................................................   78

         B.       Alternative Plan of Reorganization.................................................   78

XV.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.........................................   79

         A.       Consequences to Creditors..........................................................   80
                  1.       Tax Securities............................................................   80
                  2.       Exchange of Senior Notes for New Common Stock Pursuant to the Plan........   80
                  3.       Exchange of Old Common Stock for New Warrants Pursuant to the Plan........   81

         B.       Consequences to the Debtor.........................................................   82
                  1.       Cancellation of Debt......................................................   82
                  2.       Limitation on NOL Carryforwards...........................................   83
                  3.       Alternative Minimum Tax...................................................   84

         C.       Additional Tax Considerations for All Holders of Claims or Equity Interests........   85
                  1.       Distributions in Discharge of Accrued Interest............................   85
                  2.       Subsequent Sale of New Common Stock.......................................   85
                  3.       Market Discount...........................................................   85
                  4.       Withholding...............................................................   86

EXHIBITS

A        Plan of Reorganization

B        Disclosure Statement Order

C        Annual Report on Form 10-K

D        Quarterly Report on Form 10-Q

E        Financial Projections

F        Liquidation Analysis

G        Organizational Chart

                                      I.

                                  INTRODUCTION

                  On November 15, 2002 SpectraSite Holdings, Inc. ("SpectraSite" or the "Debtor") filed a petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division (the "Chapter 11 Case"). Concurrently with the filing of this Disclosure Statement, on November 18, 2002, the Debtor filed a proposed plan of reorganization, dated November 18, 2002 (as it may be amended, modified, or supplemented, the "Plan"), a copy of which is attached hereto as Exhibit A, which sets forth the manner in which Claims against, and Equity Interests, in the Debtor will be treated. The purpose of this Disclosure Statement is to provide information of a kind and in sufficient detail to enable the creditors and equity security holders who are entitled to vote to make an informed decision on whether to accept or reject the Plan. In summary, this Disclosure Statement includes or describes:

Section                             Summary of Contents
-------                             -------------------
I                                   -  background
                                    -  which parties in interest are entitled to vote and voting procedures
II                                  -  overview of the Plan
III                                 -  overview of Chapter 11
IV                                  -  the business of the Debtor
V                                   -  why the Debtor commenced its Chapter 11 case
VI                                  -  significant events in the Debtor's Chapter 11 case
VII                                 -  summary of the Plan including:
                                         -   classification and treatment of claims
                                         -   corporate governance and management
                                         -   the SBC and Cingular Transaction
                                         -   distributions under the Plan
                                         -   how disputed claims will be resolved
                                         -   effect of Plan confirmation
VIII                                -  selected historical financial information
                                    -  projections and valuation information
IX                                  -  certain factors creditors and equity security holders should consider before voting
X                                   -  the procedure for confirming the Plan
                                    -  a liquidation analysis
XI                                  -  conditions relating to the effectiveness of the Plan
XII                                 -  certain securities laws matters
XIII                                -  financial statements and recent performance
                                    -  management's discussion and analysis of the Debtor's financial condition and results of operation
XIV                                 -  alternatives to the Plan
XV                                  -  certain tax law issues

                  Note: Unless otherwise defined in the Disclosure Statement, all capitalized terms contained herein have the meanings ascribed to them in the Plan. Some terms that are used only in a specific section may be defined in that section.

                  After a long and careful review of the Debtor's business and the Debtor's prospects as a going concern, the Debtor, in consultation with its legal and financial advisors and others, concluded that recoveries to creditors and equity holders would be maximized by the Debtor's consensual restructuring under the terms of the Plan. In other words, the Debtor is worth more to its creditors and equity holders as a restructured going concern than it would be upon liquidation.

                  Prior to the commencement of the Chapter 11 Case, an informal committee of certain major holders of the Debtor's Senior Notes was organized (the "Prepetition Noteholders Committee"). The members of the Prepetition Noteholders Committee held approximately 66% of the outstanding principal amount of the Senior Note Claims (the Senior Note Claims represent substantially all of the Debtor's unsecured debt). The Prepetition Noteholders Committee and its professional advisors had extensive discussions and negotiations with the Debtor. In cooperation with the Prepetition Noteholders Committee, the Debtor proposed the Plan. The Prepetition Noteholders Committee and its professional advisors unanimously approve the Plan and have advised the Debtor that all of its members intend to vote their Senior Note Claims in favor of the Plan.

                  To achieve what the Debtor believes is the highest value for holders of Claims and Equity Interests, the Plan contemplates: (1) the payment in full, or otherwise unimpaired treatment, of (a) Priority Tax Claims, (b) Other Priority Claims, (c) Senior Secured Guaranty Claims, (d) Other Secured Claims, and (e) Other Guaranty Claims; (2) Cash payment to holders of Allowed Unsecured Claims of less than $25,000, or to those holders of claims (other than holders of Senior Note Claims) who elect to reduce their Claim to $25,000;
(3) the Pro Rata distribution of 23,750,000 shares of New Common Stock (representing 100% of the New Common Stock, subject to dilution on account of the Equity Incentive Plan and the New Warrants) to holders of Allowed General Unsecured Claims of more than $25,000; (4) the Pro Rata distribution of 100% of the New Warrants to acquire up to 1,250,000 shares of the New Common Stock to holders of Old Common Stock; (5) no distribution to holders of Subordinated Security Claims; and (6) the cancellation of Other Equity Interests in the Debtor.

                  The Debtor submits this Disclosure Statement to holders of Claims and Equity Interests pursuant to section 1125 of the Bankruptcy Code in connection with (1) the solicitation of acceptances of the Debtor's Plan and
(2) the Confirmation Hearing scheduled for [January 28, 2003 at _____,] Eastern Standard Time. A Ballot for the acceptance or rejection of the Plan has been submitted with the Disclosure Statement to those holders of Claims and Equity Interests the Debtor believes are entitled to vote on the Plan.

                  Copies of the following are attached as Exhibits to this Disclosure Statement:

         --       The Plan (Exhibit A);

         --       An Order of the Court dated [        ], 2002 (the "Disclosure
                  Statement Order"), among other things, conditionally approving the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

         -- SpectraSite Holdings, Inc., 2001 Form 10-K and Annual Report (Exhibit C);

         -- SpectraSite Holdings, Inc., Form 10-Q for the fiscal quarter ended September 30, 2002 (Exhibit D).

         -- SpectraSite Holdings, Inc., Projected Financial Information (Exhibit E);

         --       SpectraSite Holdings, Inc., Liquidation Analysis (Exhibit F);
                  and

         --       SpectraSite Holdings, Inc., Organizational Chart (Exhibit G).

                  On [         ], 2002, after notice and a hearing, the Court
signed the Disclosure Statement Order. The Disclosure Statement Order conditionally approves this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of holders of Claims and Equity Interests to make an informed judgment whether to accept or reject the Plan. Subsequent objections to this Disclosure Statement shall be heard at the Confirmation Hearing.

                  THE COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT IS NOT A DETERMINATION BY THE COURT ON THE MERITS OF THE PLAN OR ITS FAIRNESS.

                  The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the (1) deadlines, procedures and instructions for voting on the Plan, (2) the deadlines, procedures and instructions for filing objections to this Disclosure Statement or to confirmation of the Plan, (3) the Record Date for voting purposes, and (4) the applicable standards for tabulating Ballots. Detailed voting instructions also accompany each Ballot. Each holder of a Claim or Equity Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and tabulation of votes.

                  No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

                  A.       HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED
                           TO VOTE.

                  Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Classes of Claims or Equity Interests that are unimpaired are deemed to have accepted the chapter 11 plan and are not entitled to vote on the Plan.

                  For a detailed description of the treatment of Claims and Equity Interests under the Plan, see section VII below, entitled "Summary of Plan."

                  Class 1 (Other Priority Claims), Class 2 (Senior Secured Guaranty Claims), Class 3 (Other Secured Claims), Class 4 (Other Guaranty Claims), and Class 5 (Convenience Claims) are unimpaired. Holders of Claims in those classes are conclusively presumed to have accepted the Plan. Class 6 (General Unsecured Claims) and Class 7 (Old Common Stock) are impaired and to the extent Claims or Interests in such classes are Allowed Claims and Equity Interests, the holders thereof will receive distributions under the Plan. Accordingly, holders of Claims in Class 6 and Equity Interests in Class 7 are entitled to vote to accept or reject the Plan. Class 8 (Subordinated Security Claims) and Class 9 (Other Equity Interests) are impaired and will receive no distribution under the Plan. As a result, holders of Claims in Class 8 and Other Equity Interests in Class 9 are conclusively presumed to have rejected the Plan. Therefore, the Debtor is soliciting acceptances only from holders of Claims and Equity Interests in Class 6 and Class 7, respectively.

                  Under the Bankruptcy Code, a class of claims "accepts" a chapter 11 plan if, of those creditors in the class who have voted for acceptance or rejection of the plan, at least two-thirds in dollar amount and more than one-half in number of claims have cast ballots to accept the plan. Acceptance of a plan by a class of equity interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see section X "Confirmation Procedure."

                  Because Class 8 and Class 9 are deemed to reject the Plan, the Debtor intends to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding its nonacceptance by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see section X(C)."

                  B.       VOTING.

                  A ballot is enclosed with the Disclosure Statement if you are entitled to vote to accept or reject the Plan. If you hold Claims in more than one class, or Claims and Equity Interests, and you are entitled to vote in more than one Class, you will receive separate Ballots which must be used for each separate Class in which you are entitled to vote. Unless the instructions on your Ballot direct you to return your Ballot to your broker or some other person, please vote and return your Ballot(s) to:

                  The Altman Group
                  60 East 42nd Street
                  New York, New York 10165

                  DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

                  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 4:00 P.M., EASTERN STANDARD TIME, ON JANUARY 21, 2003.

                  Any Claim or Equity Interest in an impaired Class as to which an objection or request for estimation is pending is not entitled to vote unless the holder of such Claim or Equity Interest has obtained an order of the Court temporarily allowing such Claim or Equity Interest for the purpose of voting on the Plan. Any Claim in an impaired Class for which a proof of claim has been filed in an unliquidated amount shall be deemed for voting purposes only to have a value of $1.00 and entitled to one vote. Such treatment of a Claim for voting purposes shall not constitute nor be construed as an admission of liability by the Debtor as to the allowability or amount of such Claim.

                  In the Disclosure Statement Order, the Court set [November 21, 2002] as the Record Date for voting on the Plan. Only holders of record as of [November 21, 2002] who are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

                  If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and you did not receive a Ballot, you received a damaged Ballot, you lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call (212) 681-9600.

                  C.       CONFIRMATION HEARING.

                  The Confirmation Hearing under section 1128 of the Bankruptcy Code will be held on [January 28, 2003 at _:__ _.m.], Eastern Standard Time, before the Honorable A. Thomas Small, United States Bankruptcy Court, Raleigh Division, Raleigh, North Carolina. The Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before [January 21, 2003 at 4:00 p.m.], Eastern Standard Time, in the manner described below in section X(B) "The Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                  THE DEBTOR BELIEVES THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR, ITS CREDITORS AND ITS EQUITY INTEREST HOLDERS. THE DEBTOR BELIEVES THAT THE PLAN WILL ENABLE IT TO SUCCESSFULLY REORGANIZE AND TO ACCOMPLISH THE OBJECTIVES OF CHAPTER 11. THE DEBTOR URGES CREDITORS AND EQUITY INTEREST HOLDERS TO VOTE TO ACCEPT THE PLAN.

                  THE PREPETITION NOTEHOLDERS COMMITTEE SUPPORTS THE PLAN.

                                      II.

                              OVERVIEW OF THE PLAN

                  The following table provides a brief summary of the classification and treatment of Claims and Equity Interests under the Plan.

                    SUMMARY OF CLASSIFICATION AND TREATMENT
               OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN(1)

                                                                            Estimated
               Type of Claim or                                               Claim           Estimated
  Class        Equity Interest                   Treatment                    Amount           Recovery
  -----        ----------------                  ---------                  ---------         ---------
    --      Administrative Claims   NON-VOTING.  Paid (i) in full, in       $12,250,000          100%
                                    Cash on the Effective Date,
                                    (ii) in another manner, which the
                                    parties have agreed upon in
                                    writing or (iii) in accordance
                                    with the terms and conditions of
                                    transactions or agreements
                                    relating to obligations incurred
                                    in the ordinary course of business
                                    during the pendency of the
                                    Chapter 11 Case or assumed by the
                                    Debtor.

-----------------
(1) This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

                                                                            Estimated
               Type of Claim or                                               Claim           Estimated
  Class        Equity Interest                   Treatment                    Amount           Recovery
  -----        ----------------                  ---------                  ---------         ---------
    --      Priority Tax Claims     NON-VOTING.  At the option of the        $31,490             100%
                                    Debtor either (i) paid in full, in
                                    Cash on the Effective Date, or
                                    (ii) paid over a six-year period
                                    from the date of assessment with
                                    interest at the statutory rate
                                    provided under applicable federal,
                                    state or local law.

    1       Other Priority Claims   UNIMPAIRED; NON-VOTING.  Paid in            $0               100%
                                    full, in Cash on the Effective
                                    Date.

    2       Senior Secured          UNIMPAIRED; NON-VOTING.                    N/A               100%
            Guaranty Claims         Reinstated with all legal,
                                    equitable and contractual rights
                                    remaining unaltered.

    3       Other Secured Claims    UNIMPAIRED; NON-VOTING.  At the             $0               100%
                                    option of the Debtor either
                                    (i) reinstated by curing all
                                    outstanding defaults with all
                                    legal, equitable and contractual
                                    rights remaining unaltered,
                                    (ii) paid in full, in Cash, plus
                                    any interest required to be paid
                                    pursuant to section 506(b) of the
                                    Bankruptcy Code, on the Effective
                                    Date, or (iii) fully and
                                    completely satisfied by delivery
                                    or retention of the collateral
                                    securing the Other Secured Claim
                                    and payment of any interest
                                    required to be paid pursuant to
                                    section 506(b) of the Bankruptcy
                                    Code.

                                                                            Estimated
               Type of Claim or                                               Claim           Estimated
  Class        Equity Interest                   Treatment                    Amount           Recovery
  -----        ----------------                  ---------                  ---------         ---------
    4       Other Guaranty          UNIMPAIRED; NON-VOTING. Reinstated         N/A               100%
            Claims                  with all legal, equitable and
                                    contractual rights remaining
                                    unaltered.

    5       Convenience Claims      UNIMPAIRED; NON-VOTING.  Paid in            $0               100%
                                    full, in Cash on the Effective
                                    Date.

    6       General Unsecured       IMPAIRED; VOTING.  Distribution of       $1.774             41.7%
            Claims                  Pro Rata share of 100% of the            billion
                                    shares of New Common Stock.

    7       Old Common Stock        IMPAIRED; VOTING.  Distribution of         N/A          $10.8 million
                                    Pro Rata share of 100% of the New                      for entire class
                                    Warrants.

    8       Subordinated Security   IMPAIRED; NON-VOTING.  No                   $0                0%
            Claims                  distribution shall be made.

    9       Other Equity Interests  IMPAIRED; NON-VOTING.  No                  N/A                0%
                                    distribution shall be made.


                                     III.

                             OVERVIEW OF CHAPTER 11

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders with respect to the distribution of a debtor's assets.

                  The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

                  The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in the debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

                  After a plan of reorganization has been filed, the holders of claims against or equity interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtor is submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtor to satisfy the requirements of section 1125 of the Bankruptcy Code.

                                      IV.

                      DESCRIPTION OF THE DEBTOR'S BUSINESS

                  A.       GENERAL.

                  The Debtor and its wholly owned subsidiaries are principally engaged in providing services to companies operating in the communications and broadcast industries, including leasing antenna sites on multi-tenant towers, managing rooftop and in-building telecommunications access on commercial real estate, and designing, constructing, modifying and maintaining wireless network systems and broadcast towers in the United States. Together with its direct and indirect subsidiaries, it is one of the largest wireless tower operators in the United States, and a leading provider of outsourced broadcast services to the broadcast industry in the United States.

                  The Debtor was incorporated in Delaware in 1997. It is a publicly traded holding company. As such, it generally does not engage in business operations of its own, other than administrative matters incident to owning the capital stock of its subsidiaries. The Debtor's principal executive offices are located at 100 Regency Forest Drive, Suite 400, Cary, North Carolina 27511.

                  The Debtor's only significant asset, and its only source of income, is and will be outstanding capital stock and distributions from its wholly-owned subsidiary, SpectraSite Communications, Inc. ("Communications").

                  In August, 2002, the Debtor announced that Communications was exploring the sale of its network services division. The proposed sale does not include the broadcast tower services division, and will not impact broadcast tower services. Communications has retained Lazard Freres & Co., LLC ("Lazard") for assistance with the sale process. Lazard conducted an auction process with twelve participants to determine the net realizable value of the network division. The sale of the network services division is expected to occur prior to December 31, 2002. There is no assurance, however, that Communications will reach an acceptable agreement with respect to such transaction or that such transaction will be completed by the expected date.

                  The following section summarizes (1) the products and services offered by the Debtor and its subsidiaries and (2) the Debtor's history and capital structure. Additional detail regarding the Debtor and its operating subsidiaries can be found in its Form 10-K for the year 2001 and its Form 10-Q for the fiscal quarter ended September 30, 2002, attached hereto as Exhibits C and D respectively.

                  B.       PRODUCTS AND SERVICES.

                  The Debtor's operating subsidiaries operate wireless and broadcast antenna sites and provide network and broadcast tower services. Site leasing includes the leasing and subleasing of antenna sites on multi-tenant towers for a diverse range of wireless and broadcast communications services. Broadcast tower services includes broadcast tower design, construction and antenna installation. Network services includes design and deployment services for wireless networks.

                           1.       Site Leasing Services.

                  Communications leases and operates wireless and broadcast towers and also provides in-building access management and wireless rooftop services.

                                    (a)      Tower Ownership, Leasing and
Management. Communications is one of the largest independent owners and operators of wireless communications and broadcast towers in the United States. As such, it provides antenna site leasing services. This primarily involves the leasing of antenna space on its communications and broadcast towers to wireless carriers and broadcasters. Its antenna leasing customers generally make monthly lease payments. Wireless customer leases typically have original terms of five to ten years, with four or five renewal periods of five years each, and usually provide for periodic rent increases.

                  The following chart shows the locations of Communications' towers, including 71 broadcast towers, as of September 30, 2002:

           STATE/PROVINCE                   NUMBER OF TOWERS
           --------------                   ----------------
           California                            1,344
           Texas                                 1,006
           Illinois                                735
           Ohio                                    547
           Michigan                                386
           Florida                                 328
           Missouri                                324
           Georgia                                 225
           Alabama                                 206

           STATE/PROVINCE                   NUMBER OF TOWERS
           --------------                   ----------------
           Pennsylvania                            222
           Oklahoma                                202
           New York                                188
           North Carolina                          175
           Louisiana                               174
           Washington                              147
           Indiana                                 129
           Wisconsin                               123
           Maryland                                117
           Mississippi                              99
           Nevada                                  104
           Tennessee                                94
           Arkansas                                 87
           New Jersey                               88
           Oregon                                   83
           Kansas                                   76
           Massachusetts                            67
           South Carolina                           65
           Iowa                                     65
           Idaho                                    63
           Utah                                     62
           Arizona                                  59
           Connecticut                              53
           Minnesota                                53
           Virginia                                 51
           Colorado                                 47
           New Mexico                               31
           Delaware                                 25
           Quebec                                   24
           West Virginia                            25
           Other                                   100
                                                   ---
           TOTAL                                 7,999

                                    (b)      In-Building Access Services.
Communications is a leading provider of in-building neutral host distributed antenna systems serving telecommunications carriers in the United States. It has exclusive rights to provide in-building systems in over 300 retail shopping malls, casino/hotel resorts and office buildings in the United States.

                  For property owners, a neutral host in-building system can boost the value of the property and give the property a competitive advantage in attracting tenants and guests by offering improved cellular coverage and enhanced mobile quality. For communications carriers, a neutral host in-building system provides its subscribers enhanced quality and better coverage in particular locations and gives the carriers the opportunity to offload traffic from the area network to the in-building system once a subscriber enters the building.

                  Communications' in-building systems can accommodate the full spectrum of wireless service providers, including personal communications service, cellular, enhanced specialized mobile radio, specialized mobile radio, wireless data, paging and virtual private networks. Supplementing and connecting Communications' in-building system, patch antennas can be mounted on the sides of buildings to focus coverage on street and sidewalk traffic, which addresses the common problem of urban canyons found in densely developed areas such as midtown and downtown Manhattan.

                  The leases with property owners for the rights to install and operate the in-building systems are generally for an initial period of ten years. Some of those leases contain automatic extension provisions and continue after the initial period unless terminated by Communications. Under these leases, Communications is the exclusive operator of in-building neutral host distributed antenna systems for the term of the lease. Communications is also responsible for marketing the property as part of its portfolio of telecommunications sites and for installing, operating and maintaining the distributed antenna system at the properties. Communications grants rights to communications carriers to attach their equipment to its in-building system for a fee under licenses with the carriers that typically have an initial term of ten years. Communications typically shares a portion of the collected fees with the property owners.

                                    (c)      Wireless Rooftop Services.
Communications also provides rooftop services to telecommunications service providers in the United States. It is the exclusive site manager for over 11,200 real estate properties, with significant access clusters in New York, Philadelphia, Baltimore/Washington, Atlanta, New England, Florida, Western Pennsylvania/Ohio/Indiana, Chicago, Seattle, Southern California, Texas and St. Louis. Wireless service providers utilize Communications' managed rooftop sites as transmitting locations, often where there are no existing towers for co-location or where new towers are difficult to build. Transmitting tenants encompass a broad array of wireless service providers, including personal communications service, cellular, enhanced specialized mobile radio, specialized mobile radio, wireless data, two-way radio, microwave, wireless cable and paging companies. These access agreements are, to date, predominantly for office and industrial properties.

                  Communications' rooftop management contracts are generally for an initial period of three to five years. These contracts contain automatic extension provisions and continue after the initial period unless terminated by either party. Under these contracts, Communications is engaged as the exclusive site manager for rooftop management. In many cases, it is also engaged as the exclusive manager for riser and telecommunications access management. As the site manager, it is responsible for marketing the properties as part of its portfolio of potential telecommunications sites, reviewing existing license agreements, negotiating new license agreements, managing and enforcing those agreements, supervising installation of equipment by carriers to ensure, among other things, non-interference with other users, as well as site billing, collections and contract administration. For these services, Communications receives a percentage of occupancy fees.

                           2.       Network Services.

                  Communications' network services division provides design and deployment services for wireless networks. These services include architectural and engineering design, tower construction, line and antenna installation and site acquisition services. Communications offers services individually and as an integrated package, thereby eliminating its customers' need to seek services from different providers.

                  As more fully discussed above, the Debtor hopes to complete a sale of its network services division by December 31, 2002.

                           3.       Broadcast Tower Services.

                  Communications provides broadcast tower analysis, design, fabrication, installation, and technical services. It has over 50 years of experience in the broadcast tower industry and has worked on the development of more than 700 broadcast towers, which Communications believes represents approximately 50% of the existing broadcast tower infrastructure in the United States. The broadcast tower services division is not included in the proposed sale of the network services division.

                  C.       EMPLOYEES.

                  As of October 31, 2002, the Debtor had no employees and Communications had 1,584 employees. Certain officers of Communications are also officers of the Debtor, but they do not receive any additional compensation from the Debtor for these additional duties. None of the Debtor's or Communications' employees are represented by a collective bargaining agreement. Due to the nature of the site construction business, Communications may experience fluctuations in the number of its employees as it enters into or completes site construction contracts.

                  D.       HISTORY AND CAPITAL STRUCTURE.

                  The Debtor was incorporated in Delaware in April 1997 as Integrated Site Development, Inc. In May of 1997, the Debtor acquired all of the outstanding stock of US Towers, Inc. which was previously principally owned by the Debtor's founder. In October 1997, US Towers changed its name to SpectraSite Communications, Inc.

                           1.       Equity.

                  The Debtor's initial source of capital was the issuance of redeemable convertible preferred stock, all of which was converted into common stock in February 2000. During 2000, the Debtor issued a total of 42 million shares of common stock for aggregate net proceeds of approximately $740 million in two underwritten public offerings and one private placement. In connection with the private placement, the purchasing shareholders received warrants to purchase an additional 1.5 million shares of common stock. The warrants were immediately exercisable at exercise prices ranging from $21.56 per share to $28.00 per share.

                  The Debtor has authorized 300,000,000 shares of common stock, of which 154,013,917 were issued and outstanding as of November 8, 2002. It owns 100% of the capital stock of Communications.

                           2.       Debt Obligations.

                  The Debtor has the following six series of long term debt securities outstanding:

                                    (a)      The 12% Senior Discount Notes. On
June 26, 1998, the Debtor issued $225.2 million aggregate principal amount at maturity of 12% senior discount notes due 2008 (the "12% Senior Discount Notes") for gross proceeds of $125.0 million. According to the terms of the 12% Senior Discount Notes, prior to July 15, 2003, interest expense would consist solely of non-cash accretion of original issue discount and the notes would not require cash interest payments.

                                    (b)      The 11 1/4% Senior Discount Notes.
On April 20, 1999, the Debtor issued $586.8 million aggregate principal amount at maturity of 11 1/4% senior discount notes due 2009 (the "11 1/4% Senior Discount Notes") for gross proceeds of $340.0 million. According to the terms of the 11 1/4% Senior Discount Notes, prior to April 15, 2004, interest expense would consist solely of non-cash accretion of original issue discount and the notes would not require cash interest payments.

                                    (c)      The 12 ?% Senior Discount Notes.
On March 15, 2000, the Debtor issued $559.8 million aggregate principal amount at maturity of 12 ?% senior discount notes due 2010 (the "12 ?% Senior Discount Notes") for gross proceeds of $300.0 million. According to the terms of the 12 ?% Senior Discount Notes, prior to March 15, 2005, interest expense would consist solely of non-cash accretion of original issue discount and the notes would not require cash interest payments.

                                    (d)      The 10 3/4% Senior Notes. On March
15, 2000, the Debtor also issued $200 million aggregate principal amount of 10 3/4% senior notes due 2010 (the "10 3/4% Senior Notes"). The 10 3/4% Senior Notes require semi-annual cash interest payments of $10.75 million and mature on March 15, 2010.

                                    (e)      The Senior Convertible Notes. On
November 20, 2000, the Debtor issued $200.0 million aggregate principal amount of 6 3/4% senior convertible notes due 2010 (the "Senior Convertible Notes"). Each note is convertible into common stock at any time on or before November 15, 2010 at a conversion price of $21.5625 per share, subject to adjustment in certain events.

                                    (f)      The 12 1/2% Senior Notes. On
December 20, 2000, the Debtor issued $200.0 million aggregate principal amount of 12 1/2% senior notes due 2010 (the "12 1/2% Senior Notes") for proceeds of $195.9 million, net of original issue discount. The 12 1/2% Senior Notes require semi-annual cash interest payments of $12.5 million and mature on November 15, 2010.

                  The 12% Senior Discount Notes, the 11 1/4% Senior Discount Notes, the 12 7/8% Senior Discount Notes, the 10 3/4 % Senior Notes, the Senior Convertible Notes and the 12 1/5 % Senior Notes are referred to collectively as the "Senior Notes."

                           3.       Bank Credit Facility.

                  In April 1999, Communications entered into a $500.0 million credit facility (as amended and restated, the "Credit Facility"). The most recent amendment and restatement of the Credit Facility provides, among other things, for an aggregate borrowing capacity of up to $1.085 billion, subject to the covenants and conditions contained in the Credit Facility. As amended and restated, the Credit Facility consists of:

         -- a $300.0 million revolving credit facility which may be drawn at any time, subject to the satisfaction of certain conditions precedent (including the absence of a materially adverse effect (as defined in the Credit Facility) and the absence of any defaults). The amount available will be reduced (and, if necessary, the amounts outstanding must be repaid) in quarterly installments beginning on June 30, 2004 and ending on June 30, 2007;

         -- a $335 million multiple draw term loan that is fully drawn and must be repaid in quarterly installments beginning on June 30, 2005 and ending on June 30, 2007; and

         -- a $450 million term loan that is drawn in full and will, from September 30, 2003, through June 30, 2007, amortize at a rate of .25% per quarter and be payable in quarterly installments and, from July 1, 2007 through December 31, 2007, amortize at 48% per quarter and be payable on September 30, 2007 and December 31, 2007.

                  The Debtor and each of Communications' domestic subsidiaries have guaranteed the obligations under the Credit Facility. The Credit Facility is further secured by substantially all the tangible and intangible assets of Communications and its domestic subsidiaries, a pledge of all of the capital stock of Communications and its domestic subsidiaries, and 66% of the capital stock of Communications' foreign subsidiaries. As discussed more fully in section V(C), the Credit Facility will be reinstated and the "Event of Default" thereunder caused by the Debtor's bankruptcy filing has been waived if the Debtor confirms a plan which implements an "Acceptable Restructuring Plan," as defined in the Credit Facility, by September 30, 2003.

                                       V.

                            KEY EVENTS LEADING TO THE
                       COMMENCEMENT OF THE CHAPTER 11 CASE

                  The Debtor believes that its financial difficulties, and the events leading up to its Chapter 11 Case, are attributable to a number of factors. First, the dramatic downturn in the economy generally in the latter half of 2001, and the telecommunications sector in particular, adversely impacted the Debtor's ability to build its revenue base and generate funds adequate to meet its debt servicing requirements at the holding company level. Second, global changes in the telecommunications industry, including the recent and well-publicized failures of a number of key telecommunications companies, compounded by the recessionary state of the national and global economy, have restricted access to capital markets and have caused wireless carriers to be more cautious with their capital spending, including critical customers of the Debtor. Finally, the Debtor has grown dramatically since its founding through acquisitions and capital expenditures, which have left the Debtor highly leveraged and thus vulnerable to general adverse economic and industry conditions.

                  Since May 2001, the Debtor has been exploring strategic alternatives to improve its capital structure and to decrease its high level of indebtedness. Initially, the Debtor focused on obtaining sources of equity capital as a means to reduce its level of indebtedness. Despite several efforts, including an unsuccessful tender offer and exchange offer as more fully discussed below, the Debtor was unable to restructure its capital structure to the degree necessary to ensure its continued viability while remaining in compliance with certain of its Credit Facility covenants. For these and other reasons, on September 16, 2002, the Debtor announced that it would be unable to pay the $10.8 million of interest due on that date on the 10 3/4% Senior Notes. Thereafter, and in cooperation with the Prepetition Noteholders Committee, the Debtor determined that a consensual reorganization through chapter 11, as embodied by the Plan, was the best and only way to maximize the value of the Debtor and to provide recoveries to holders of Claims and Equity Interests.

                  This section describes the following events the Debtor believes impacted its decision to commence a Chapter 11 Case: (1) market conditions generally, (2) an unsuccessful refinancing effort, (3) the SBC and Cingular Amendment and (4) negotiations with the Prepetition Noteholders Committee.

                  A.       MARKET CONDITIONS.

                  There has been a downturn in the capital markets for the telecommunications industry which has adversely affected the performance of many telecommunications companies, including the Debtor. In addition, competition in the wireless telecommunications industry has increased dramatically, placing pressure on margins, and requiring industry participants to devote more capital to marketing. Moreover, increased consolidation and strategic alliances have placed increased pressure on wireless tower operators.

                  The financial difficulties experienced by industry participants severely impacted available capital for the wireless telecommunications sector. As sources of capital decreased, many companies were forced to reduce scheduled capital expenditures. This downturn in the telecommunications industry, and the resultant deterioration of operating performance and prospects, have impeded the Debtor's ability to fund an out-of-court restructuring and to decrease its high level of indebtedness.

                  B.       THE REFINANCING EFFORTS.

                  In May 2002, the Debtor proposed a series of transactions (the "Refinancing Transactions") as part of an effort to reduce commitments for capital expenditures, reduce indebtedness and reduce ongoing interest payments. The Refinancing Transactions contemplated a new issue of debt securities, the proceeds of which would have been used to (a) refinance some of the indebtedness under the Credit Facility and (b) to purchase some of the Debtor's outstanding Senior Notes. The Refinancing Transactions comprised a funding agreement for the new debt issue, a tender offer for a portion of the Debtor's outstanding Senior Notes, and an exchange offer for a portion of the Senior Notes that remained outstanding following the tender offer.

                  To facilitate the contemplated issue of new debt securities, the Debtor created a wholly-owned subsidiary, SpectraSite Intermediate Holdings, LLC ("Intermediate Holdings") and entered into a funding agreement (the "Funding Agreement") with certain investors (the "Investors"). Pursuant to the Funding Agreement, the Debtor and Intermediate Holdings would have issued up to $350 million in aggregate principal amount of secured convertible term notes (the "New Term Notes") to the Investors. Some of the proceeds from the issuance of the New Term Notes would have been used to refinance $10 million of outstanding borrowings under the Credit Facility. The remainder was to be used to fund purchases of the Debtor's outstanding Senior Notes pursuant to tender offers (the "Tender Offers"), or in the open market. The Debtor and Intermediate Holdings also commenced offers to exchange (the "Exchange Offers") up to $75 million of new notes to be issued by the Debtor and Intermediate Holdings for Senior Notes that remained outstanding following the Tender Offers.

                  While the Tender Offers and Exchange Offers were pending, institutions holding a substantial amount of the Debtor's Senior Notes (some of whom later formed the Prepetition Noteholders Committee) opposed the Tender Offers and Exchange Offers. These holders also commenced an action in the United States District Court for the District of Delaware seeking, among other things, to enjoin the Debtor from consummating the then-pending Tender Offers and Exchange Offers. On July 12, 2002, the Tender Offers expired without being consummated and the Debtor, Intermediate Holdings and the Investors terminated the Funding Agreement. The Exchange Offers (which were conditioned on the successful completion of the Tender Offers) were also terminated.

                  C.       AMENDMENTS TO SBC AND CINGULAR AGREEMENTS.

                  In August 2000, Communications agreed to acquire leasehold and sub-leasehold interests from SBC Communications Inc. (together with its affiliates, "SBC") in approximately 3,900 (subsequently reduced to 3,600) tower sites (the "SBC Agreement"). The Debtor is a guarantor to the SBC Agreement. In addition, Communications had entered into a five-year exclusive build-to-suit agreement with Cingular Wireless LLC ("Cingular"), an affiliate of SBC, under which it would develop and construct towers for Cingular. Since the initial closing of the SBC Agreement on December 14, 2000, Communications has acquired from SBC rights in 2,706 tower sites for which it paid approximately $679 million in cash and issued approximately 9.9 million shares of common stock. Under the SBC Agreement, the Debtor was scheduled to acquire 894 additional tower sites in a series of closings beginning in April 2003 and ending on January 1, 2004.
                  The Debtor initially sought to amend its arrangements with SBC in connection with its initial restructuring efforts. On May 15, 2002, Communications amended the SBC Agreement to reduce its capital expenditure commitments and to sell its rights in certain towers to Cingular. Specifically, Communications and Cingular agreed that Communications' would sell its interest in 545 SBC towers located in California and Nevada to Cingular. Communications and SBC agreed that Communications' future sublease commitment to SBC would be reduced by 187 towers, to 3,413 towers (collectively, the "SBC and Cingular Amendment" or "SBC Amendment"). The parties also agreed to terminate the build to suit agreement, effective May 15, 2002. The Debtor, as guarantor, is also a party to those agreements.

                  SBC and Cingular, however, were only willing to close these transactions if the Debtor was significantly deleveraged in the process. Cingular, as one of the Debtor's primary tower customers, was and is concerned that the Debtor's business continue. Accordingly, the SBC and Cingular Amendment was subject to, among other things, completion of the transaction contemplated by the Funding Agreement (including the Tender Offers or another meaningful debt restructuring by the Debtor). The closing conditions were not met by the original closing date of August 15, 2002, and the SBC and Cingular Amendment was not consummated.

                  In light of the restructuring contemplated by the Plan, the parties revived and amended their transaction (the "SBC Transaction"). Cingular has now agreed to acquire from the Debtor the 545 California and Nevada towers in exchange for $81 million. The Debtor has agreed to pay $7.5 million to SBC for a release from its obligation to close on 294 towers and an extension of the timeline for closing on the remaining 600 tower commitment. The net cash proceeds to be received at the closing will be used to reduce borrowings under the Credit Facility. The SBC Transaction is to close substantially simultaneously with the Effective Date of the Plan.

                  As noted above, Communications' termination of its build-to-suit agreement with Cingular was effective May 15, 2002. Except for continuing to perform certain work during a transition period, this termination eliminated all of

Communications' required capital commitments under the build-to-suit agreement and provided for reimbursement to Communications by Cingular for certain completed towers that were transferred to Cingular, as well as for towers under construction upon completion that were transferred to Cingular, and other work in progress.

                  In sum, by restructuring its agreements with SBC and Cingular, Communications will receive a net cash payment of $73.5 million (which will reduce borrowing under the Credit Facility), significantly reduce its capital expenditure commitments, extend the timeline to meet its remaining commitments, and maintain a mutually profitable commercial relationship with a significant customer.

                  D.       AMENDMENT TO THE CREDIT FACILITY.

                  After the termination of the Tender Offers, the Debtor and Communications commenced negotiations to amend the Credit Facility. Absent an amendment, the Debtor faced the possibility that it could be out of compliance with one or more of the Credit Facility's financial covenants during or around September 2002. On August 14, 2002, the Debtor reached an agreement with the banks for an amendment (the "Amendment") that, among other things, provided for an overall loosening of the Credit Facility's financial covenants until the earlier of September 30, 2003 or the date that the Debtor completes an "Acceptable Restructuring Plan" for its high-yield indebtedness as defined in the Amendment. The Amendment also waived certain potential events of default through September 30, 2003, including those arising from a payment default on the Debtor's Senior Notes, or a bankruptcy filing by the Debtor. This would have triggered the banks' right to cease making advances to Communications, terminate Communications' right to borrow in the future, and/or accelerate all borrowings under the Credit Facility and demand immediate payment from Communications and the Debtor, as Communications' guarantor. The likely outcome of this contingency would have been a bankruptcy filing by Communications and all of its subsidiaries.

                  A bankruptcy filing by Communications would have caused significant disruption in the Debtor's business and a substantial erosion of value for all of the Debtor's stakeholders. To avoid this result, the Debtor and the banks negotiated the Amendment to the Credit Facility. Under the Amendment, the Debtor agreed to, among other things, (1) increase the interest rates under the credit facility by 50 basis points per annum until it completes an Acceptable Restructuring Plan, (2) pay interest and commitment fees monthly, rather than quarterly, until it completes an Acceptable Restructuring Plan, (3) consent to a more restrictive interest coverage test, (4) consent to a $50 million reduction in the maximum available under the revolving portion of the Credit Facility to a maximum aggregate amount of $300 million, and (5) terminate the $165 million undrawn portion of the multiple draw term loan in excess of $335 million.

                  The Amendment also altered the interest rate provisions of the Credit Facility as follows: Prior to the date the Debtor completes an Acceptable Restructuring Plan, the revolving credit loans and the multiple draw term loans bear interest, at Communications' option, at either the Canadian Imperial Bank of Commerce's base rate plus an applicable margin of 2.50% per annum or the Eurodollar rate plus an applicable margin of 3.75% per annum. After the date of such a restructuring, the revolving credit loans and the multiple draw term loans bear interest, at Communications' option, at the Canadian Imperial Bank of Commerce's base rate plus an applicable margin ranging from 2.00% to 1.00% per annum, or the Eurodollar rate plus an applicable margin ranging from 3.25% to 2.25% per annum, depending on Communications' leverage ratio at the end of the preceding fiscal quarter.

                  Similarly, prior to the date the Debtor completes an Acceptable Restructuring Plan, the term loan bears interest, at Communications' option, at either the Canadian Imperial Bank of Commerce's base rate plus 3.25% per annum or the Eurodollar rate plus 4.50% per annum. After the date of such restructuring, the term loan bears interest, at Communications' option, at either the Canadian Imperial Bank of Commerce's base rate plus 2.75% per annum or the Eurodollar rate plus 4.00% per annum.

                  In addition, the Amendment also prospectively waives any default under the Credit Facility arising from the Debtor's filing of this chapter 11 case (the "Waiver"). Under the original Credit Facility, a bankruptcy filing by the Debtor would have been an "Event of Default" giving rise to an acceleration of all amounts due under the Credit Facility. This would have caused Communications to file bankruptcy. To avoid that result, the banks agreed to waive the "Event of Default" under the Credit Facility if the Debtor filed bankruptcy so long as the Debtor would achieve an "Acceptable Restructuring Plan" by September 30, 2003.

                  The Amendment defines an "Acceptable Restructuring Plan" as a plan of reorganization, recapitalization or restructuring proposed by the Debtor, whether effected through the Chapter 11 Case or on an out-of-court basis, providing for the restructuring of the debt and capital structure of the Debtor with respect to which plan, recapitalization or restructuring Communications shall have delivered to each of the Credit Parties (as defined in the Credit Facility and Amendment) updated Projections (as defined in the Credit Facility and Amendment), in form and substance reasonably satisfactory to the Arrangers (as defined in the Credit Facility and Amendment) (provided that, such updated Projections shall be deemed to be reasonably satisfactory if (x) such plan, recapitalization or restructuring shall have been confirmed by the court or approved by all necessary persons, as applicable, prior to April 1, 2003, (y) the Debtor will have outstanding no Indebtedness (as defined in the Credit Facility and Amendment) for borrowed money other than Indebtedness for borrowed money under the Amendment and the other Loan Documents (as defined in the Credit Facility and Amendment), and up to $200,000,000 principal amount of senior notes which do not require the payment of interest, principal or dividends in cash until at least 6 months following the Final Maturity Date (as defined in the Credit Facility) and (z)(i) such updated Projections shall not materially adversely differ from the Projections dated August 1, 2002, other than to reflect recent performance and (ii) there has not been since the Second Amendment Date (as defined in the Credit Facility and Amendment) a material and adverse change in Communications' consolidated results of operations) demonstrating Communications' pro forma compliance with Sections 9.1(a), 9.2, 9.3(a) and 9.4(a) of the Credit Facility

(after giving effect to the expiration of the Amendment Period) and ability to make all payments of interest and principal when due with respect to the Loans (as defined in the Credit Facility and Amendment) through the Final Maturity Date (which Projections may show the final maturity of the Loans being repaid with the proceeds of new borrowings as long as the projected Borrower Leverage Ratio (as defined in the Credit Facility and Amendment) at the Final Maturity Date is no greater than 1.00 to 1.00). The Final Maturity Date is December 31, 2007, or such earlier date on which the payment of all outstanding obligations under the Credit Facility are due (whether by acceleration or otherwise).

                  The Debtor believes that the Plan is an Acceptable Restructuring Plan and that the Projections that will be provided to the Arranger satisfy the requirements for an Acceptable Restructuring Plan. Moreover, a condition of the amended Credit Facility is that the Debtor cannot be in default under any of the Credit Facility covenants upon emerging from chapter 11. Consequently, the Plan fully reinstates the Debtor's guarantees of Communications' obligations under the Credit Facility, and Communications will not file its own chapter 11 case.

                  Two of the banks in the eighty member bank group have advised Communications and the agent for the banks that they are of the view that the conditions to funding under the Credit Facility are not currently met. In addition, one of those banks has also asserted that the Amendment is not effective. The Debtor disagrees with these positions, believes the Amendment is effective, and that all of the conditions to funding are currently satisfied and expects all of the banks to honor all of their obligations under the Credit Facility. The agent together with the other lead arranger for the banks have advised the banks and Communications that they disagree with the positions of those two banks. See Article IX "Risk Factors." It is a condition to effectiveness of the Plan that the Plan and the Projections submitted to the Arrangers shall satisfy the requirements of an "Acceptable Restructuring Plan," and that, as of the Effective Date, there are no Events of Default under the amended Credit Facility.

                  The Debtor believes the Amendment embodies a mutually beneficial understanding regarding the continued use of the Credit Facility. In effect, Communications agreed not to make borrowings under the term loan facility in exchange for an agreement by the banks that the Debtor's restructuring, even through the chapter 11 process, would not be an "Event of Default" under the Credit Facility. Thus, the Debtor was able to maintain adequate liquidity for its subsidiary while preserving its ability to reorganize its capital structure.

                  E.       NEGOTIATIONS WITH PREPETITION NOTEHOLDERS COMMITTEE.

                  Following the termination of the Funding Agreement and the expiration of the Tender Offers and the Exchange Offers, the Debtor continued to consider various strategic alternatives to restructure its indebtedness. The Debtor engaged Lazard to render financial advisory services in this regard. It also announced the possible sale of its network services division, a process with which Lazard would also assist.

                  In September 2002, the Debtor began negotiations with the Prepetition Noteholders Committee. The Prepetition Noteholders Committee retained Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan") as its financial advisor, and Hennigan, Bennett & Dorman, LLP ("Hennigan") as its legal counsel. As of the Petition Date, the members of the Prepetition Noteholders Committee, or certain funds managed or advised by them, held in the aggregate approximately 66.4% of the outstanding principal amount of the Senior Notes. The Prepetition Noteholders Committee represents the Debtor's largest creditor interest. The Debtor has no other significant debt outstanding, other than a guarantee of the Credit Facility.

                  In November 2002, the ongoing negotiations between the Debtor and the Prepetition Noteholders Committee resulted in an agreement in principle on the terms of a restructuring. Thereafter, and up to the Petition Date, the Debtor and the Prepetition Noteholders Committee continued to negotiate the definitive terms of the Plan and prepared the documentation necessary to effectuate it.

                  Prior to the Petition Date, members of the Prepetition Noteholders Committee signed forbearance and lock-up agreements (collectively, the "Lock-Up Agreements") making certain undertakings and representations for the benefit of the members of the Prepetition Noteholders Committee and the Debtor. The terms of the Lock-Up Agreements require members of the Prepetition Noteholders Committee to (i) support the Plan (subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code) and (ii) not sell or otherwise transfer, directly or indirectly, any of the Senior Notes they hold, or any interest or participation they have in Senior Notes, other than to a person who agrees in writing to subject themselves to the terms and undertakings contained therein.

                                      VI.

                               THE CHAPTER 11 CASE

                  In light of the foregoing events, the Debtor concluded that the relief accorded by chapter 11 will help maintain the confidence of the Debtor's and its subsidiaries' customers and vendors, and enable the Debtor to take the necessary actions to protect and enhance its business and the value that will inure to its creditors, employees, customers and other parties in interest. The Debtor believes that the remedial provisions of chapter 11 will enable it to restructure its operations (through the SBC and Cingular Amendment) and reduce its indebtedness to holders of Senior Note Claims and other General Unsecured Claims by converting such obligations to equity in Reorganized SpectraSite. The Debtor believes the Plan will provide an equitable distribution to the holders of Allowed Unsecured Claims and Equity Interests and permit the Debtor to emerge and remain an economically viable and competitive force in the wireless telecommunications industry.

                  The Debtor intends to seek confirmation of the Plan as promptly as practicable after the Petition Date. If the Plan is confirmed, the Claims of the Debtor's creditors and interests of the Equity Interest Holders will receive the treatment described in this Disclosure Statement and the Plan. Simultaneously with the filing of its chapter 11 petition, the Debtor filed a motion seeking an order from the Court scheduling a hearing to consider the adequacy of this Disclosure Statement. On ________ __, 2002, the Court entered the Disclosure Statement Order granting conditional approval of the Disclosure Statement. As provided by the Disclosure Statement Order, hearing on confirmation of the Plan is scheduled for [January 28, 2003.]

                  A.       ADMINISTRATION OF THE CHAPTER 11 CASE.

                  The Debtor intends to remain operational throughout the course of its Chapter 11 Case, and will continue to operate its businesses as it did prior to the Petition Date. As a holding company, the Debtor has very few executory contracts that may be subject to rejection. Significantly, Communications itself is not in bankruptcy and will therefore continue to operate as usual, generally unaffected by the Debtor's Chapter 11 Case. Consequently, the Debtor believes its bankruptcy proceedings will have a minimal effect on its overall business operations.

                  Simultaneously with the filing of its petition, the Debtor filed certain motions seeking orders from the Bankruptcy Court authorizing the Debtor to retain professionals. Specifically, the Debtor filed motions for authorization to retain (i) Paul, Weiss, Rifkind, Wharton & Garrison ("Paul Weiss") and Poyner & Spruill, LLP ("Poyner & Spruill") as co-counsel, (ii) Lazard Freres & Co., LLC as financial advisor, and (iii) The Altman Group as voting, tabulation and noticing agent. The Debtor also filed motions seeking certain relief from administrative requirements of the Bankruptcy Code.

                  B.       CLAIMS BAR DATE AND THE LAST DATE TO FILE PROOFS OF
                           CLAIM.

                  Simultaneously with the filing of its petition, the Debtor filed a motion seeking an order (the "Bar Date Order") from the Court requiring any person or entity holding or asserting a Claim against the Debtor to file a written proof of claim with The Altman Group, 60 East 42nd Street, New York, New York 10165 (the "Balloting Agent"), on or before 4:00 p.m., Eastern Standard Time, on [December 26, 2002] (the "Bar Date"). Such motion requested that any person or entity (other than, among others, individual holders of Senior Notes) that fails to timely file a proof of claim will be forever barred, estopped and enjoined from voting on, or receiving a distribution under, the Plan and will be forever barred, estopped and enjoined from asserting a Claim against the Debtor, its estate, the Reorganized Debtor, and any of its successors or assigns. On [___________ __, 2002], the Court entered the Bar Date Order and established [December 26, 2002] as the Bar Date.

                  The Debtor anticipates that a notice of the Bar Date will be posted on the Debtor's website (http://www.spectrasite.com) and published in the Raleigh News and Observer and The New York Times, and that a proof of Claim form will be mailed to all known holders of Claims at least twenty-three days before the Bar Date. Pursuant to Bankruptcy Rule 3003(c)(1), the Bar Date for governmental units holding claims will not occur prior to 180 days after the Petition Date. Accordingly, the Debtor anticipates that the Bar Date for government units will occur after the Confirmation Date.

                  C.       ASSUMPTION/REJECTION OF LEASES AND EXECUTORY
                           CONTRACTS.

                  The executory contracts set forth on Schedule 2 to the Plan are deemed rejected pursuant to the terms of the Plan. The Debtor intends to assume all other executory contracts and unexpired leases.

                  The executory contracts set forth on Schedule 2 include primarily agreements related to the Debtor's common stock, such as, for example, certain stockholders' agreements, registration rights agreements, stock option and stock incentive plans, and employee stock purchase plans. The Debtor does not anticipate significant claims arising from the rejection of these executory contracts.

                  D.       CREDITOR COMMITTEES.

                  [On ___________ __, 2002, the Court appointed an Official Committee of Unsecured Creditors (the "Creditors Committee") in the Chapter 11 Case. The Creditors Committee currently consists of ______________.

                  By separate applications each dated _____________ __, 2002, the Creditors Committee requested the retention of ___________ as counsel to the Creditors Committee and __________ as its financial advisor.]

                  In addition to the Creditors' Committee appointed under the Bankruptcy Code, the Prepetition Noteholders Committee has continued to function as an acting committee in the Chapter 11 Case. The Debtor anticipates that the Prepetition Noteholders Committee will continue their engagement of Hennigan as their attorneys, and Houlihan as their financial advisors.

                                      VII.

                               SUMMARY OF THE PLAN

                  A.       INTRODUCTION.

                  The Debtor believes that confirmation of the Plan is critical to its continued survival and that the Plan provides the best opportunity for maximum recoveries for its Creditors and Equity Interest holders. The Debtor believes, and will demonstrate to the Court, that Creditors and Equity Interest holders will receive at least as much, if not more, in value under the Plan than they would receive in a liquidation under chapter 7 of the Bankruptcy Code.

                  The following is a summary of the Plan, in pertinent part. The Plan is attached as Exhibit A to this Disclosure Statement. The terms of the Plan govern in the event of any discrepancies with the following discussion.

                  B. CLASSIFICATION AND TREATMENT OF ADMINISTRATIVE CLAIMS, CLAIMS AND EQUITY INTERESTS UNDER THE PLAN.

                  One of the key concepts under the Bankruptcy Code is that only Administrative Claims, Claims and Equity Interests that are "allowed" may receive distributions under a chapter 11 plan. The term is used throughout the Plan and in the descriptions below. In general, an "allowed" Administrative Claim, Claim or Equity interest simply means that the Debtor agrees, or in the event of a dispute, that the Court determines, that the Administrative Expense, Claim or Equity Interest, including the amount, is in fact a valid obligation of the Debtor.

                  Section 502(a) of the Bankruptcy Code provides that a timely filed Administrative Claim, Claim or Equity Interest is automatically "allowed" unless the debtor or another party in interests objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be "allowed" in a bankruptcy case even if a proof of claim is filed. These include, without limitation, claims that are unenforceable under the governing agreement or applicable non-bankruptcy law, claims for unmatured interest, claims for certain services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts, and late-filed claims. In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim that either is not listed on the debtor's schedules or is listed as disputed, contingent, or unliquidated, if the holder has not filed a proof of claim before the Bar Date.

                  The Bankruptcy Code also requires that a chapter 11 plan divide the different Claims against, and Equity Interests in, the Debtor into separate classes, based on their legal nature for purposes of treatment and voting. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple Claims and/or Equity Interests which give rise to different legal rights, the holders of such Claims and/or Equity Interests may find themselves members of multiple classes of Claims and/or Equity Interests. For example, under the Plan, a creditor who holds both a Claim based on a Senior Note Claim and an Interest based on Old Common Stock would have its Claim classified in Class 6 and its Interest classified in Class 7. To the extent of this holder's Claim, the holder would be entitled to the voting and treatment rights that the Plan provides with respect to Class 6, and, to the extent of the holder's Equity Interest, the voting and treatment rights that the Plan provides with respect to Class 7.

                  Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as "impaired" (altered by the plan in any way) or "unimpaired" (unaltered by the plan). If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holder, in which case, the holder is deemed to reject the plan), and the right to receive an amount under the chapter 11 plan that is not less than the value that the holder would receive if the debtor were liquidated under chapter 7.

                  Under section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" unless, with respect to each claim or interest of such class, the plan (i) does not alter the legal, equitable, and contractual rights of the holders of such claims or interests or (ii) regardless of the holder's right to receive accelerated payment of such claims or interests after the occurrence of a default, cures all defaults (other than those arising from, among other things, the debtor's insolvency or the commencement of a bankruptcy case), reinstates the maturity of the claims or interests in the class, compensates the holders of such claims or interests for any damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable or contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the effective date of the plan of reorganization or the date on which amounts owing are due and payable, payment in full, in cash, with postpetition interest to the extent permitted and provided under the governing agreement between the parties (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor's obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than with respect to its right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor's case not been commenced.

                  Consistent with these requirements, all Claims and Equity Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

                  A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

                  The Plan divides the Claims against, and Equity Interests in, the Debtor into the following Classes:

Unclassified            Administrative Claims                                Paid in full

Unclassified            Professional Compensation and Reimbursement Claims   Paid in full

Unclassified            Priority Tax Claims                                  Paid in full

Class 1                 Other Priority Claims                                Unimpaired

Class 2                 Senior Secured Guaranty Claims                       Unimpaired

Class 3                 Other Secured Claims                                 Unimpaired

Class 4                 Other Guaranty Claims                                Unimpaired

Class 5                 Convenience Claims                                   Unimpaired

Class 6                 General Unsecured Claims                             Impaired

Class 7                 Old Common Stock                                     Impaired

Class 8                 Subordinated Security Claims                         Impaired

Class 9                 Other Equity Interests                               Impaired

                  For purposes of computing distributions under the Plan, Allowed Claims do not include postpetition interest unless otherwise specified in the Plan.

                           1.       Unclassified-- Administrative Claims.

                  Administrative Claims are Claims constituting a cost or expense of administration of the Chapter 11 Case allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include any actual and necessary costs and expenses of preserving the estate of the Debtor, any actual and necessary costs and expenses of operating the Debtor's business, any indebtedness or obligations incurred or assumed by the Debtor in connection with the conduct of its business including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Court under section 330, 331 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code.

                  Except as provided for below with respect to Professional Compensation and Reimbursement Claims, each holder of an Allowed Administrative Claim shall receive (a) Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable, or (b) such other treatment as the Debtor and such holder shall have agreed upon in writing.

                  Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to, or other obligations incurred by, the Debtor in Possession (to the extent authorized and approved by the Court if necessary) shall be paid in full and performed by Reorganized SpectraSite, as the case may be, in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

                  The Debtor anticipates that most Administrative Claims will be paid as they come due during the Chapter 11 Case and that the Administrative Claims to be paid on the Effective Date will essentially comprise the Allowed fees and expenses incurred by professionals in the Chapter 11 Case.

                           2. Unclassified -- Professional Compensation and Reimbursement Claims.

                  Professional Compensation and Reimbursement Claims are Administrative Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "Professional Compensation and Reimbursement Claims").

                  All payments to professionals for Professional Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

                  Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case, and to attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtor at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtor and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

                  Pursuant to the Plan, all entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is 30 days after the Effective Date or such other date as may be fixed by the Court in the Confirmation Order, and (b) if granted, such an award by the Court shall be paid in full in such amounts as are awarded by the Court on the Date such Professional Compensation and Reimbursement Claim becomes Allowed, or as soon thereafter as is practicable.

                  The Debtor estimates that Allowed Professional Compensation and Reimbursement Claims should not exceed $12,250,000 in the aggregate for the Debtor's and the Prepetition Noteholders Committee's counsel and financial advisors (including restructuring fees payable to such financial advisors). This amount includes the estimated fees and expenses of the Prepetition Noteholders Committee's advisors. For further discussion regarding such claims, see section V(N) of this Disclosure Statement.

                           3.       Unclassified-- Priority Tax Claims.

                  Priority Tax Claims essentially consist of unsecured Claims by federal, state and local governmental units for taxes specified in section 507(a)(8) of the

Bankruptcy Code, such as certain income taxes, property taxes, sales and use taxes, excise taxes, customs duties and employment and withholding taxes. Priority Tax Claims are given a statutory priority in right of payment.

                  Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized SpectraSite, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest (i) with respect to federal taxes, at a fixed annual rate equal to the federal statutory rate as provided in 26 U.S.C. ss. 6621, and (ii) with respect to state and city taxes, at the rate applicable under state or local law.

                  The Debtor is essentially current with respect to all Priority Tax Claims, and accordingly, the Debtor estimates that the aggregate allowed amount of Priority Tax Claims will not exceed $31,490 on the Effective Date.

                           4. Class 1-- Other Priority Claims (Unimpaired; therefore, deemed to have accepted the Plan and not entitled to vote).

                  Other Priority Claims are Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims). Such Claims include (i) General Unsecured Claims for accrued employee compensation earned within 90 days prior to the commencement of the Chapter 11 Case to the extent of $4,650 per employee and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Case, but only for each such plan to the extent of (a) the number of employees covered by such plan multiplied by $4,650, less (b) the aggregate amount paid to such employees from the estate for wages, salaries or commissions.

                  Under the Plan, except to the extent that a holder of an Allowed Other Priority Claim shall have agreed in writing to a different treatment, in full and final satisfaction of such Claim each holder of an Allowed Other Priority Claim shall receive payment in an amount equal to such Allowed Claim in full in Cash on the later of the Effective Date and the date when such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as practicable.

                  The Debtor estimates the aggregate allowed amount of Other Priority Claims will be de minimis, if any, as of the Effective Date.

                           5. Class 2 -- Senior Secured Guaranty Claims (Unimpaired; therefore, deemed to have accepted the Plan and not entitled to vote).

                  Senior Secured Guaranty Claims consist of the Claims arising from the Debtor's guaranty obligations under the Senior Secured Credit Agreement.

                  Except to the extent that a holder of an Allowed Senior Secured Guaranty Claim shall have agreed in writing to a different treatment, in full and final satisfaction of such claim, each Allowed Senior Secured Guaranty Claim shall be reinstated and rendered unimpaired in accordance with section 1124(1) of the Bankruptcy Code on the Effective Date.

                  The Debtor believes Communications is current on its borrowings under the Senior Secured Credit Agreement and that the Plan is an "Acceptable Restructuring Plan" under the terms of the Amendment. Accordingly, the Debtor is not required to make any payments to reinstate the Senior Secured Guaranty Claims or to render such claims unimpaired. Accordingly, the Debtor estimates that the aggregate amount of Senior Secured Guaranty Claims will be zero as of the Effective Date.

                           6. Class 3-- Other Secured Claims (Unimpaired; therefore, deemed to have accepted the Plan and not entitled to vote).

                  Other Secured Claims include Claims (other than a Senior Secured Guaranty Claim or an Other Guaranty Claim) that are secured by a Lien on property, or interests in property, in which the Debtor has an interest, to the extent of the value of such interest or Lien as of the Effective Date (or such other date as is established by the Court), as is determined by a Final Order of the Court pursuant to Section 506 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtor and the holder of such Other Secured Claim.

                  Except to the extent that a holder of an Allowed Other Secured Claim shall have agreed in writing to a different treatment, at the sole option of the Debtor, in full and final satisfaction of such claim (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the

Bankruptcy Code, on the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

                  The Debtor estimates that the aggregate amount of allowed Other Secured Claims will be de minimis, if any, as of the Effective Date. It is a condition precedent to the effectiveness of the Plan that the maximum potential aggregate amount of Allowed Other Secured Claims does not exceed $1 million.

                           7. Class 4-- Other Guaranty Claims (Unimpaired; therefore, deemed to have accepted the Plan and not entitled to vote).

                  Other Guaranty Claims consist of Claims arising from one or more of the agreements listed on Schedule 1 of the Plan. The agreements giving rise to other guaranty claims on Schedule 1 include primarily lease and sublease agreements and insurance contracts.

                  Except to the extent that a holder of an Allowed Other Guaranty Claim shall have agreed in writing to a different treatment, in full and final satisfaction of such claim, each Allowed Other Guaranty Claim shall be reinstated and rendered unimpaired in accordance with section 1124(1) of the Bankruptcy Code on the Effective Date.

                  The Debtor believes all obligations arising under the agreements listed on Schedule 1 of the Plan are current. The Debtor is thus not required to make any payments to reinstate Other Guaranty Claims or to render such claims unimpaired. Accordingly, the Debtor estimates that the aggregate amount of Other Guaranty Claims will be zero as of the Effective Date.

                           8. Class 5-- Convenience Claims (Unimpaired; therefore, deemed to have accepted the Plan and not entitled to vote).

                  A Convenience Claim means and includes any Claim which would otherwise be a General Unsecured Claim (other than a Senior Note Claim) that (i) is Allowed in an amount of $25,000 or less, or (ii) is Allowed in an amount greater than $25,000 but which is reduced to $25,000 by the election of the holder thereof pursuant to the holder's Ballot.

                  Except to the extent that a holder of an Allowed Convenience Claim has agreed in writing to different treatment, each holder of an Allowed Convenience Claim will receive payment in an amount equal to such Allowed Claim in full in cash on the later of the Effective Date and the date when such Convenience Claim becomes an Allowed Claim, or as soon thereafter as practicable.

                  By checking the appropriate box on a timely cast Ballot, the holder of an Allowed General Unsecured Claim (other than a Senior Note Claim) in an amount greater than $25,000 may elect to reduce the amount of such holder's Allowed General Unsecured Claim to $25,000 and to receive a distribution upon such Claim as an Allowed Class 5 Convenience Claim. Such an election shall be irrevocable and shall constitute a waiver of the right to collect, and a release of, the amount of the Allowed General Unsecured Claim in excess of $25,000, and the holder of such Allowed Class 5 Convenience Claim shall be deemed to have released the Debtor, its estate, and its property from any and all liability for such excess amount. The holder of an Allowed General Unsecured Claim (other than a Senior Note Claim) which timely elects to reduce the amount of its Allowed Claim shall be deemed to be the holder of an Allowed Class 5 Convenience Claim for classification, voting and all other purposes under the Plan. If such election is not made on a Ballot timely submitted and duly signed by the Holder, such claim shall be treated as a Class 6 (General Unsecured Claim).

                  The Debtor estimates that the aggregate amount of Convenience Claims will be zero as of the Effective Date.

                           9.       Class 6--General Unsecured Claims
                                    (Impaired; therefore, entitled to vote to accept or reject the Plan).

                  A General Unsecured Claim means any Claim that is not a Secured Claim (other than an Administrative Claim, Priority Tax Claim or Convenience Claim), including, without limitation, a Senior Note Claim and a Rejected Obligation Claim.

                  Each holder of an Allowed General Unsecured Claim in Class 6 shall receive its Pro Rata share of 23,750,000 shares of the New Common Stock (which represents 100% of the New Common Stock to be issued on the Effective
Date).

                  The Debtor estimates that the General Unsecured Claims will aggregate approximately $1.8 billion. This consists almost entirely of Senior Note Claims (including the accreted portion of the Senior Discount Notes as of the Petition Date.) It is a condition precedent to the effectiveness of the Plan that the maximum potential aggregate amount of Allowed General Unsecured Claims (other than Senior Note Claims) does not exceed $21 million. Although the Debtor does not believe Allowed General Unsecured Claims (other than Senior Note Claims) will exceed $21 million, it is possible that certain Investors involved in the Funding Agreement and Tender and Exchange Offers may assert general unsecured claims against the Debtor of $10.5 million or more, based on purported damages suffered as a result of the termination of the Funding Agreement.

                  The Debtor believes that the estimated allowed amount of General Unsecured Claims of $1.8 billion significantly exceeds the Debtor's hypothetical reorganization value of $740 million. Accordingly, any value to be distributed to any junior class (i.e. Old Common Stock) is available solely by agreement of the holders of General Unsecured Claims. That is because section 1129(b)(2)(B)(ii) of the Bankruptcy Code, commonly referred to as the "Absolute Priority Rule," provides that a junior class may not receive anything in a bankruptcy reorganization unless and until all senior classes have received full compensation. In other words, if an unsecured class receives less than full value on the allowed amounts of its unsecured claims, a holder of an equity interest, as a junior claim holder, may not receive or retain any claim or interest in property under the plan. Although the holders of General Unsecured Claims have agreed to allow some value to be distributed to Allowed Equity Interests, they have not agreed to allow value to be distributed to the holders of Subordinated Security Claims and Other Equity Interests. If the Plan is rejected or challenged, there is no assurance that such an agreement will be reflected in any other alternative plan.

                  As of the Effective Date, the Senior Note Claims will be deemed to be Allowed General Unsecured Claims in the following amounts and holders of Senior Note Claims will not be required to file proofs of claim in the Chapter 11 Case in order to establish and be entitled to distributions with respect to such claims:

                           (i) Claims in respect of the Debtor's 12-1/2% Senior Notes due 2010 shall be Allowed in the aggregate amount of $212,500,000.00.

                           (ii) Claims in respect of the Debtor's 6-3/4% Senior Convertible Notes due 2010 shall be Allowed in the aggregate amount of $206,750,000.00.

                           (iii) Claims in respect of the Debtor's 10-3/4% Senior Notes due 2010 shall be Allowed in the aggregate amount of $214,333,333.33.

                           (iv) Claims in respect of the Debtor's 12-7/8% Senior Discount Notes due 2010 shall be Allowed in the aggregate amount of $418,579,751.65. (v) Claims in respect of the Debtor's 11-1/4% Senior Discount Notes due 2009 shall be Allowed in the aggregate amount of $502,643,720.80

                           (vi) Claims in respect of the Debtor's 12% Senior Discount Notes due 2008 shall be Allowed in the aggregate amount of $208,479,653.93.

                           10. Class 7--Old Common Stock (Impaired; therefore, entitled to vote to accept or reject the Plan).

                  Old Common Stock is the common stock, par value $0.001 per share, issued by the Debtor and outstanding on the Petition Date (or issued by the Debtor on or before the Effective Date, including, without limitation, any common stock issued in connection with the SBC Transaction).

                  The Debtor, through negotiations with the Prepetition Noteholders Committee, reached an agreement by which the holders of General Unsecured Claims have consented to allocate a certain portion of the distribution otherwise payable to them as a distribution to Old Common Stock. Accordingly, the distributions to Class 7 (Old Common Stock) under the Plan are deemed to be payments to the holders of Old Common Stock by the holders of General Unsecured Claims.

                  Each holder of Old Common Stock in Class 7 shall receive its Pro Rata share of 100% of the New Warrants. On the Effective Date, the Debtor will issue New Warrants to purchase 1,250,000 shares of New Common Stock. The exercise price for each New Warrant will be $32.00 per share. The New Warrants will be subject to customary anti-dilution provisions and will expire on the seventh anniversary of the Effective Date.

                           11. Class 8 --Subordinated Security Claims (Impaired; no distributions shall be made, therefore deemed to have rejected the Plan and not entitled to vote).

                  A Subordinated Security Claim is any claim arising from rescission of a purchase or sale of Old Common Stock of the Debtor or of an affiliate of the Debtor, for damages arising from the purchase and sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim.

                  The holders of Class 8 Allowed Subordinated Security Claims shall not receive any distributions whatsoever on account of such Subordinated Security Claims. The Debtor does not expect or anticipate that any Subordinated Security Claims will exist as of the Effective Date.

                           12. Class 9 -- Other Equity Interests (Impaired; no distributions shall be made, therefore deemed to have rejected the Plan and not entitled to vote).

                  Other Equity Interests means any shares of common stock (other than Old Common Stock) or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest.

                  The holders of Class 9 Allowed Other Equity Interests shall not receive any distributions whatsoever on account of such Other Equity Interests. Other Equity Interests, which include interests such as options, warrants, registration rights and similar interests represent "out of the money" Equity Interests (i.e., warrants or options to purchase Old Common Stock where the exercise price exceeds the trading price of the Old Common Stock). The Debtor does not expect or anticipate that any Other Equity Interests that have any value will exist as of the Effective Date.

                  C. PROVISIONS REGARDING CORPORATE GOVERNANCE AND MANAGEMENT OF REORGANIZED SPECTRASITE.

                           1.       Directors and Officers of Reorganized
                                    SpectraSite.

                                    (a)      The Initial Board of Directors. The
initial board of directors of Reorganized SpectraSite shall consist of five (5) members, four (4) of whom shall be designated by the Prepetition Noteholders Committee and elected by the existing board, whose names shall be disclosed on or before the date of the Confirmation Hearing, and one (1) of whom shall be the Chief Executive Officer of Reorganized SpectraSite. The Board of Directors of Reorganized SpectraSite shall select a Chairman at their initial meeting. At all times, the composition of the Board of Directors shall satisfy all requirements for director independence.

                                    (b)      Management of Reorganized
SpectraSite. The officers of the Debtor immediately prior to the Effective Date shall serve as the initial officers of Reorganized SpectraSite on and after the Effective Date. Such officers shall serve in accordance with any employment agreement with Reorganized SpectraSite and applicable nonbankruptcy law, as the case may be. Amended or new employment agreements for Stephen H. Clark, President and Chief Executive Officer, David P. Tomick, Executive Vice President and Chief Financial Officer, and Timothy G. Biltz, Chief Operating Officer, shall be on the terms described in Exhibit B to the Plan and shall be substantially in the forms contained in the Plan Supplement and shall become effective on the Effective Date (the "New Senior Management Employment Contracts").

                           2. Amended Certificate of Incorporation and Amended By-Laws.

                  The adoption of the Amended Certificate of Incorporation and Amended By-Laws shall be deemed to have occurred and be effective as of the Effective Date without any further action by the directors or stockholders of the Debtor or Reorganized SpectraSite. The Amended Certificate of Incorporation will, among other things, contain appropriate provisions (i) governing the authorization of up to 250,000,000 shares of New Common Stock (of which 23,750,000 will be issued on the Effective Date) that will be available for issuance and whose terms and conditions may be established by the Board of Directors of Reorganized SpectraSite, and (ii) prohibiting the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. On or prior to the Effective Date, the Debtor will file with the Secretary of State of the State of Delaware, in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Amended Certificate of Incorporation and such certificate shall be the certificate of incorporation for Reorganized SpectraSite.

                           3.       Securities to Be Issued Pursuant to the
                                    Plan.

                                    (a)      New Common Stock. On the Effective
Date, Reorganized SpectraSite will issue up to 23,750,000 shares of New Common Stock to holders of Allowed General Unsecured Claims without further act or action under applicable law, regulation, rule or order. Holders of New Common Stock will have the right to participate proportionately in any dividends distributed by Reorganized SpectraSite.

                                    (b)      The New Warrants. On the Effective
Date, the Debtor will issue New Warrants to purchase 1,250,000 shares of New Common Stock without further act or action under applicable law, regulation, rule or order. The exercise price for each New Warrant will be $32.00 per share. The New Warrants will be subject to customary anti-dilution provisions and will expire on the seventh anniversary of the Effective Date. The New Warrant Agreement shall be substantially in the form contained in the Plan Supplement.

                  D.       SECURITIES LAWS MATTERS.

                  Pursuant to the Plan, each Initial Holder receiving a distribution of New Common Stock representing more than 10% of the aggregate New Common Stock issued on the Effective Date shall be entitled to become a party to the Registration Rights Agreement, which provides that Reorganized SpectraSite will provide certain customary demand registration rights to such holders for their New Common Stock. The Registration Rights Agreement will be substantially in the form contained in the Plan Supplement. Certificates evidencing shares of New Common Stock received by an Initial Holder who is a beneficiary of the Registration Rights Agreement by reason of its equity holdings, or otherwise, will bear a legend stating, in substance, that such shares have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction and may not be sold, offered for sale, or otherwise transferred unless registered or qualified under such Act and applicable state securities laws or unless Reorganized SpectraSite receives an opinion of counsel, as applicable, reasonably satisfactory to Reorganized SpectraSite, that such registration or qualification is not required.

                  Commencing on the Effective Date, Reorganized SpectraSite will use its reasonable efforts to list the New Common Stock (i) on a national securities exchange or the NASDAQ Stock Market; or (ii) if Reorganized SpectraSite cannot satisfy the applicable requirements for listing on a national securities exchange or the NASDAQ Stock Market, on the NASDAQ Small Cap Market; or (iii) if Reorganized SpectraSite cannot satisfy the applicable requirements for listing on the NASDAQ Small Cap Market, on another qualifying inter-dealer quotation system.

                  E.       EQUITY INCENTIVE PLAN.

                           1. Effectiveness of Reorganized SpectraSite Equity Incentive Plan.

                  On the Effective Date, a stock plan (the "Equity Incentive Plan") which grants to certain of Reorganized SpectraSite's officers, directors and management options with respect to shares of New Common Stock shall become effective. Such plan, and a form of individual stock option agreement with respect thereto, shall be on the terms described in Exhibit C to the Plan and shall be in substantially the form contained in the Plan Supplement.

                           2. Description of Reorganized SpectraSite's Equity Incentive Plan.

                  The purpose of Reorganized SpectraSite's Equity Incentive Plan is to promote the interests of Reorganized SpectraSite and its shareholders by
(i) attracting and
retaining exceptional officers and management of Reorganized SpectraSite and its subsidiaries and (ii) enabling such individuals to participate in the long-term growth and financial success of Reorganized SpectraSite.

                  Under the Equity Incentive Plan, certain of Reorganized SpectraSite's employees may purchase up to 10% of the Debtor's New Common Stock on a fully diluted basis (the "Options"). The Equity Incentive Plan will be available to approximately 72 employees, including senior management. All Options will be awarded on the Effective Date, of which 20% will vest immediately and 50% will vest evenly on a monthly basis over a 3-year period. The remaining 30% of the Options will vest evenly on each of the first three anniversaries of the Effective Date, subject to meeting appropriate performance targets set by the Board of Directors of Reorganized SpectraSite. The strike price of the options will be equal to the average closing price of the New Common Stock for the first 20 trading days after the Effective Date. Options will have ten-year terms, subject to (i) in the case of those individuals entering into the New Senior Management Employment Contracts, such employment contracts, and (ii) in the case of all other employees, customary option termination provisions of Reorganized SpectraSite.

                  F.       THE SBC TRANSACTION.

                  Except for the issuance of 12,144,381 shares of Old Common Stock to SBC immediately prior to the Effective Date in connection with the SBC Transaction, immediately subsequent to the effectiveness of the Plan, Reorganized SpectraSite will consummate the SBC Transaction and will cause Southern Towers, Inc. to take all necessary actions to consummate the SBC Transaction. The Plan shall constitute the Debtor's and Reorganized SpectraSite's approval of the SBC Transaction. The SBC Transaction is more fully described in Part V(C) of this Disclosure Statement.

                  G.       DISTRIBUTIONS UNDER THE PLAN.

                           1.       Date and Delivery of Distributions.

                  Distributions under the Plan shall be made by Reorganized SpectraSite or its designee to the holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Convenience Claims, and, to the extent applicable, Allowed Other Secured Claims at the addresses set forth on the Schedules, unless such addresses are superseded by proofs of claim or transfers of claims filed pursuant to Bankruptcy Rule 3001 (or at the last known addresses of such holders if the Debtor or Reorganized SpectraSite have been notified in writing of a change of address). Distributions under the Plan of New Common Stock and New Warrants will be made initially to the Indenture Trustee, Transfer Agent, Warrant Agent, or as determined by the Debtor, who will make the distributions to the holders of Allowed General Unsecured Claims and Old Common Stock. New Common Stock (including dividends paid on account thereof) will be held in trust by the disbursing agent or Reorganized SpectraSite, as applicable, for the benefit of holders of Disputed Claims until such time as such shares are distributed to holders of Allowed Claims. Until such distribution, shares of New

Common Stock held for the benefit of Disputed Claims holders will be treated as treasury stock for voting purposes.

                           2.       Distribution of Cash.

                  Any payment of Cash by Reorganized SpectraSite pursuant to the Plan shall be made at the option and in the sole discretion of Reorganized SpectraSite by (i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by the Reorganized SpectraSite.

                           3.       Effective Date Distributions.

                  On the Effective Date, or as soon thereafter as practicable, Reorganized SpectraSite shall distribute Available Shares to the holders of Allowed General Unsecured Claims and the New Warrants to the holders of Old Common Stock.

                           4.       Distributions on Subsequent Distribution
                                    Dates.

                  Unless otherwise provided in the Plan, to the extent there are Available Shares subsequent to the Effective Date as a result of the release of shares of New Common Stock from the Disputed Claims Reserve in accordance with
Article VI.B.5. of the Plan, Reorganized SpectraSite shall, on a Subsequent Distribution Date, distribute such Available Shares to the holders of General Unsecured Claims entitled thereto that were Allowed on the Effective Date or subsequently have become Allowed on or before the Subsequent Distribution Date in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock in respect of such Allowed Claims equal to the distributions that such holders would have received in respect of such Allowed Claims on the Effective Date if (x) such Available Shares had been available for distribution on the Effective Date, (y) such Allowed Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on the Subsequent Distribution Date, and (z) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before the Subsequent Distribution Date had been disallowed on the Effective Date, provided, however, that in no event shall Reorganized SpectraSite be obligated to make such an interim distribution if, in the discretion of Reorganized SpectraSite, there are not sufficient Available Shares to make a cost-efficient distribution, taking into account the size of the distribution to be made and the number of recipients of such distribution.

                           5.       Distributions on the Final Distribution
                                    Date.

                  Unless otherwise provided in the Plan, to the extent there are Available Shares subsequent to the Effective Date from the release of shares of New Common Stock from the Disputed Claims Reserve in accordance with Article VI.B.5. of the Plan, Reorganized SpectraSite shall, on the Final Distribution Date, distribute all such Available Shares to the holders of General Unsecured Claims entitled thereto that were, if applicable, Allowed on the Effective Date, or subsequently have become Allowed on or before the Final Distribution Date in amounts necessary to cause such holders to have received aggregate distributions of shares of New Common Stock in respect of such Allowed Claims equal to the distributions that such holders would have received in respect of such Allowed Claims on the Effective Date if (x) such Available Shares had been available for distribution on the Effective Date, (y) such Allowed Claims had been Allowed on the Effective Date in the amounts in which they are Allowed on the Final Distribution Date, and (z) Claims or portions thereof that have become disallowed subsequent to the Effective Date and on or before the Final Distribution Date had been disallowed on the Effective Date.

                           6.       Reserve Shares for Disputed Claims.

                  On the date on which Reorganized SpectraSite makes its initial distribution of New Common Stock to holders of Allowed General Unsecured Claims pursuant to Article VI.B.1. of the Plan, Reorganized SpectraSite shall hold in trust an aggregate number of New Common Stock sufficient to distribute to each holder of a Disputed Claim (i) the number of shares of New Common Stock that such holder would have been entitled to receive under the Plan if such Claim had been an Allowed General Unsecured Claim on the date of such initial distribution, or (ii) such lesser amount as the Court may estimate pursuant to
Article VI.C. of the Plan or may otherwise order. Shares of New Common Stock shall be withheld by Reorganized SpectraSite and reserved for distribution to holders of Disputed Claims until such time as such shares are distributed to holders of Allowed Claims.

                           7.       Unclaimed Distributions.

                  Any distribution of Cash under the Plan which is unclaimed after the later to occur of (a) two years after the Initial Distribution Date and (b) six months after the date on which such claimant's Claim is Allowed shall be transferred to Reorganized SpectraSite notwithstanding state or other escheat or similar laws to the contrary. Any distribution of New Common Stock and/or New Warrants under the Plan which is unclaimed after the later to occur of (a) two years after the Initial Distribution Date and (b) six months after the date on which the Claim or Interest that entitles the holders to such New Common Stock or New Warrants becomes Allowed shall be canceled and any dividends or interest which has been paid with respect to such securities shall be transferred to Reorganized SpectraSite and entitlement by the holder of a Claim to such distribution shall be extinguished and forever barred.

                           8.       Saturdays, Sundays, or Legal Holidays.

                  If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

                           9.       Fractional Shares and Warrants

                  Notwithstanding any other provision in the Plan to the contrary, no fractional shares of New Common Stock or fractional New Warrants shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share of New Common Stock or New Warrants would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share or warrant (up or down), with half shares or warrants or less being rounded down and fractions in excess of a half of a share or warrant being rounded up. If two or more holders are entitled to equal fractional entitlements and the number of holders so entitled exceeds the number of whole shares or warrants, as the case may be, which remain to be allocated, the Transfer Agent or Warrant Agent shall allocate the remaining whole shares or warrants to such holders by random lot or such other impartial method as it deems fair, in such agent's sole discretion. Upon the allocation of all of the whole shares or warrants authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

                           10.      Distributions to Holders as of the Record
                                    Date.

                  As of the close of business on the Record Date, the claims register and equity holders register shall be closed, and there shall be no further changes in the record holders of any Claims or Interests. The Debtor and Reorganized SpectraSite shall have no obligation to recognize any transfer of any Claims or Interests occurring after the Record Date. The Debtor and Reorganized SpectraSite shall instead be entitled to recognize and deal for purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Article VI.A.) with only those record holders stated on the claims register and equity holder register as of the close of business on the Record Date.

                           11.      Indenture Trustee's Fees and Expenses

                  The Indenture Trustee shall be entitled to payment from Reorganized SpectraSite of Indenture Trustee Expenses incurred in connection with such Trustee's making distributions under the Plan without further Court approval. These payments will be made on terms agreed to with Reorganized SpectraSite and will not be deducted from distributions to be made pursuant to the Plan.

                  H. OBJECTIONS TO AND RESOLUTION OF ADMINISTRATIVE CLAIMS AND CLAIMS; ADMINISTRATIVE, PRIORITY AND CONVENIENCE CLAIMS RESERVE.

                           1.       Objections to and Resolution of
                                    Administrative Claims and Claims.

                  The Debtor and Reorganized SpectraSite shall have the exclusive right to make and file objections to Administrative Claims and Claims subsequent to the Effective Date. Unless otherwise ordered by the Court, the Debtor and Reorganized SpectraSite shall file all objections to Administrative Claims and Claims that are the subject of proofs of claim or requests for payment filed with the Court (other than applications for allowances of compensation and reimbursement of expenses, objections to which will be due in accordance with the schedule set forth in the Plan and Confirmation Order) and serve such objections upon the holders of the Administrative Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date or such later date as may be approved by the Court.

                           2. Administrative, Priority and Convenience Claims Reserve.

                                    (a)      Establishment of Administrative,
Priority and Convenience Claims Reserve. On the Effective Date, Reorganized SpectraSite shall place into reserve an amount of Cash equal to (i) the sum of the aggregate amount of all Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Other Priority Claims and Disputed Convenience Claims, plus
(ii) an amount to be determined by the Court to be reserved for any Disputed Administrative Claims, Disputed Priority Tax Claims, Disputed Other Priority Claims and Disputed Convenience Claims that are unliquidated (the "Administrative, Priority and Convenience Claims Reserve").

                                    (b)      Cash Held in Administrative,
Priority and Convenience Claims Reserve. Cash held in the Administrative, Priority and Convenience Claims Reserve shall be deposited in a bank account or accounts in the name of Reorganized SpectraSite and designated as held in trust for the benefit of holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims and Allowed Convenience Claims. Cash held in the Administrative, Priority and Convenience Claims Reserve shall not constitute property of Reorganized SpectraSite. Reorganized SpectraSite shall pay, or cause to be paid, out of the funds held in the Administrative, Priority and Convenience Claims Reserve, any tax imposed on the Administrative, Priority and Convenience Claims Reserve by any governmental unit with respect to income generated by Cash held in the Administrative, Priority and Convenience Claims Reserve. Any Cash held in the Administrative, Priority and Convenience Claims Reserve after all Administrative, Priority and Convenience Claims have been Allowed or disallowed shall be transferred to and become the property of Reorganized SpectraSite.

                  I. ALLOWANCE OF DISPUTED ADMINISTRATIVE, PRIORITY AND CONVENIENCE CLAIMS.

                  If, on or after the Effective Date, any Disputed Administrative, Priority or Convenience Claim becomes an Allowed Claim, Reorganized SpectraSite shall, not later than thirty days after the date on which such Claim becomes an Allowed Claim, or as soon thereafter as is practicable, distribute from the Administrative, Priority and Convenience Claims Reserve to the holder of such Allowed Administrative, Priority or Convenience Claim Cash equal to the amount that such holder would have been entitled to had such Claim been Allowed on the Effective Date.

                  J.       RELEASE OF SHARES FROM DISPUTED CLAIMS RESERVE.

                  If at any time or from time to time after the Effective Date, there shall be shares of New Common Stock in the Disputed Claims Reserve in an amount in excess of the amount which Reorganized SpectraSite is required at such time to reserve on account of Disputed Claims under the Plan or pursuant to any Order of the Court, such excess shares of New Common Stock shall become available for distribution to holders of Allowed General Unsecured Claims in accordance with the Plan.

                  K.       ALLOCATION OF CONSIDERATION.

                  The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under the Plan (other than the Claims, if any, of the Internal Revenue Service) shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest and costs, if any, and attorneys' fees where applicable.

                  L. CANCELLATION AND SURRENDER OF EXISTING SECURITIES AND AGREEMENTS.

                  Except as otherwise provided in the Plan and in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, the promissory notes, share certificates (including treasury stock), other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire or issue such Interests shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtor under the notes, share certificates and other agreements and instruments governing such Claims and Interests shall be discharged. The holders of or parties to such canceled notes, share certificates and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan.

                  M.       ESTIMATION.

                  The Debtor or Reorganized SpectraSite may, at any time, request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or Reorganized SpectraSite have previously objected to such Claim. The Court will retain jurisdiction to estimate any Claim at any time, including during litigation concerning any objection to such Claim. In the event that the Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim, the amount on which a reserve is to be calculated for purposes of the Disputed Claims Reserve, or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or Reorganized SpectraSite may elect to pursue any supplemental

                                                                              43
proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

                  N. ADMINISTRATIVE CLAIMS OF INDENTURE TRUSTEE; TREATMENT OF PREPETITION NOTEHOLDERS COMMITTEE PROFESSIONALS.

                           1.       Administrative Claims of Indenture Trustee.

                  In addition to any other Administrative Claim that may be filed by the Indenture Trustee pursuant to the provisions set forth herein, the Indenture Trustee shall have an Allowed Administrative Claim in an amount equal to the reasonable and necessary fees and expenses incurred by the Indenture Trustee and its respective legal counsel in accordance with and to the extent provided for in the Senior Notes Indentures for the period covering the Petition Date through and including the Effective Date. The Debtor believes payment of such fees is warranted as having been incurred by the Indenture Trustee in making a substantial contribution to the Chapter 11 Case.

                           2. Treatment of Prepetition Noteholders Committee Professionals.

                           Notwithstanding anything to the contrary in the Plan:

                                    (a)      Financial Advisor. The engagement
letter between the Debtor and the Prepetition Noteholders Committee financial advisor, Houlihan, Lokey, Howard & Zukin Capital, dated July 25, 2002, is assumed by the Debtor as of the Effective Date pursuant to the Plan. On the Effective Date, Reorganized SpectraSite shall pay all fees and expenses due thereunder without application by or on behalf of such financial advisor to the Court.

                                    (b)      Counsel. As of the Effective Date
and pursuant to the Plan, Reorganized SpectraSite shall assume the Retainer Agreement between the Debtor and Hennigan, Bennett & Dorman LLP, dated September 5, 2002, and be obligated to pay (or reimburse the Prepetition Noteholders Committee for payment to) counsel to the Prepetition Noteholders Committee, consisting of Hennigan, Bennett & Dorman LLP and North Carolina counsel selected by the Prepetition Noteholders Committee, all amounts incurred for reasonable fees and expense on account of representation of the Prepetition Noteholders Committee through the Effective Date. On the Effective Date, Reorganized SpectraSite shall pay all fees and expenses due to such counsel without application by or on behalf of such counsel to the Court.

                  O.       NONCONSENSUAL CONFIRMATION OF PLAN.

                  The Court may confirm the Plan over the dissent of any impaired Class if the requirements set forth in section 1129(b) are satisfied. Because Class 8 (Subordinated Security Claims) and Class 9 (Other Equity Interests) are deemed to reject the Plan, and because the holders of claims and interests in Class 8 and Class 9 are impaired, the

Debtor will seek to have the Plan confirmed under section 1129(b) of the Bankruptcy Code. For a more detailed discussion of the requirements of nonconsensual confirmation under section 1129(b) of the Bankruptcy Code, please see section X(C) of this Disclosure Statement.

                  P.       IMPLEMENTATION OF THE PLAN.

                           1. The Amended Certificate of Incorporation, the Amended By-Laws, and Other Implementation Documents.

                  On or before the Effective Date, Reorganized SpectraSite will execute the Amended Certificate of Incorporation, the Amended By-Laws, and all other documents required and necessary to implement the Plan, without the requirement of any further corporate action.

                           2.       The Debtor's Release.

                  On the Effective Date, the Debtor and Reorganized SpectraSite, on behalf of themselves and the estate, shall be deemed to release unconditionally each of the members of the Creditors Committee (if any), members of the Prepetition Noteholders Committee, the Indenture Trustee, and The Altman Group, Inc., as notice, claims, solicitation and balloting agent, and each of their, and those of the Debtor's and Reorganized SpectraSite's, respective present officers, directors, advisors, attorneys, financial advisors, accountants, and other professionals (the "Released Parties") from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above, arising in connection with, or related to, any transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Chapter 11 Case, the Forbearance, Lock-Up, and Voting Agreements between the Debtor and members of the Prepetition Noteholders Committee or the Plan, except that (i) no individual shall be released from any express contractual or financial obligation to the Debtor or Reorganized SpectraSite (other than obligations under the Forbearance, Lock-Up, and Voting Agreements between the Debtor and members of the Prepetition Noteholders Committee), (ii) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct, and (iii) Reorganized SpectraSite shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of set-off or recoupment against any Claims of any such persons asserted against the Debtor.

                  The Debtor does not believe that it has any Claims against any of its current officers and directors or against the members of any Committee or its advisors.

                  Q.       EFFECT OF CONFIRMATION OF THE PLAN.

                           1.       Continued Corporate Existence.

                  The Debtor, as Reorganized SpectraSite, shall continue to exist after the Effective Date with all powers of a corporation under the laws of its state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law; and Reorganized SpectraSite may operate its business free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan.

                           2.       Vesting of Assets.

                  Except as otherwise expressly provided in the Plan, on the Effective Date, or as soon as practicable thereafter, Reorganized SpectraSite shall be vested with all of the property of the Debtor's estate free and clear of all Claims, Liens, encumbrances, charges and other interests of creditors and equity security holders.

                           3.       Discharge of the Debtor.

                  The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor, the Debtor in Possession, Reorganized SpectraSite or any of its assets or properties, arising prior to the Effective Date. Except as otherwise expressly specified in the Plan, the Confirmation Order shall act as of the Effective Date as a discharge of all debts of, Claims against, Liens on, and Equity Interests in the Debtor, its assets and properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or Equity Interest with respect thereto was filed, whether the Claim or Equity Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder. Except as otherwise expressly specified in the Plan, after the Effective Date, any holder of such discharged Claim or Equity Interest shall be precluded from asserting against the Debtor, Reorganized SpectraSite, or any of its assets or properties, any other or further Claim or Equity Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the entry of the Confirmation Order.

                           4.       Injunction.

                  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE CONFIRMATION ORDER, OR A SEPARATE ORDER OF THE COURT, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTOR WHICH AROSE BEFORE OR WERE HELD AS OF THE EFFECTIVE DATE, ARE PERMANENTLY ENJOINED, ON AND AFTER THE EFFECTIVE DATE, FROM (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST THE DEBTOR, WITH RESPECT TO ANY SUCH CLAIM OR EQUITY

INTEREST, (B) THE ENFORCEMENT, ATTACHMENT, COLLECTION, OR RECOVERY BY ANY MANNER OR MEANS OF ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST THE DEBTOR ON ACCOUNT OF ANY SUCH CLAIM OR EQUITY INTEREST, (C) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST THE DEBTOR OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTOR ON ACCOUNT OF ANY SUCH CLAIM OR EQUITY INTEREST, AND
(D) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM THE DEBTOR OR AGAINST THE PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTOR ON ACCOUNT OF ANY SUCH CLAIM OR EQUITY INTEREST. SUCH INJUNCTION SHALL EXTEND TO SUCCESSORS OF THE DEBTOR (INCLUDING, WITHOUT LIMITATION, REORGANIZED SPECTRASITE) AND ITS PROPERTIES AND INTERESTS IN PROPERTY.

                           5.       Maintenance of Causes of Action.

                  Reorganized SpectraSite shall have, retain, reserve and be entitled to assert all Causes of Action, rights of setoff and other legal or equitable defenses which the Debtor had immediately prior to the Petition Date as fully as if the Chapter 11 Case had not been commenced; and all of Reorganized SpectraSite's legal and equitable rights respecting any such Causes of Action which are not specifically waived, extinguished or relinquished by the Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced.

                  The Debtor does not believe that it has any viable avoidance claims against any person or entity.

                           6.       Votes Solicited in Good Faith.

                  The Debtor has, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

                           7. Administrative Expenses Incurred After the Confirmation Date.

                  Administrative Claims incurred by Reorganized SpectraSite after the date and time of the entry of the Confirmation Order, including (without limitation) Claims for professionals' fees and expenses incurred after such date, including, without limitation, fees and expenses by Reorganized SpectraSite, and the Creditors Committee (if any), shall not be subject to application and may be paid by Reorganized SpectraSite in the ordinary course of business and without application for or Court approval.

                           8. Exculpation, Release and Injunction of Released Parties.

                                    (a)      Exculpation. The Debtor,
Reorganized SpectraSite, members of the Creditors Committee (if any), members of the Prepetition Noteholders Committee, the Indenture Trustee and the other Released Parties (i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of, the Plan, the

Disclosure Statement, the Forbearance, Lock-Up, and Voting Agreements between the Debtor and members of the Prepetition Noteholders Committee, the negotiation of the Plan or the Forbearance, Lock-Up, and Voting Agreements, the negotiation of the other Plan Documents, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Case, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof (including, without limitation, employment contracts, programs and arrangements adopted in connection with the Plan or the Chapter 11 Case), except for willful misconduct or gross negligence as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

                                    (b)      Injunction. PURSUANT TO SECTION 105
OF THE BANKRUPTCY CODE, NO HOLDER OR PURPORTED HOLDER OF AN ADMINISTRATIVE CLAIM, CLAIM OR EQUITY INTEREST SHALL BE PERMITTED TO COMMENCE OR CONTINUE ANY ACTION, EMPLOYMENT OF PROCESS, OR ANY ACT TO COLLECT, OFFSET, OR RECOVER ANY CLAIM AGAINST A RELEASED PARTY THAT ACCRUED ON OR PRIOR TO THE EFFECTIVE DATE AND HAS BEEN RELEASED OR WAIVED PURSUANT TO ARTICLE VII.J.1 OF THE PLAN.

                                    (c)      Limitation of Governmental
Releases. Notwithstanding Articles VII.J.1 and 2. of the Plan, the Plan shall not release, discharge, or exculpate any non-debtor party from any debt owed to the United States Government and/or its agencies, including the Pension Benefit Guaranty Corporation (the "Government"), or from any liability arising under the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the environmental laws, securities laws or criminal laws of the United States. In addition, notwithstanding Articles VII.J.1. and 2 of the Plan, the Plan shall not enjoin or prevent the Government from collecting any such liability from any such non-debtor party.

                           9.       Term of Bankruptcy Injunction or Stays.

                  All injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                           10.      Preservation of Insurance.

                  The Debtor's discharge and release from all Claims as provided herein, except as necessary to be consistent with this Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtor, Reorganized SpectraSite (including, without limitation, its officers and directors) or any other person or entity.

                           11.      Officers' and Directors' Indemnification
                                    Rights.

                  Notwithstanding any other provisions of the Plan, the obligations of the Debtor to indemnify its directors, officers, and employees serving immediately prior to the Effective Date against any obligations, liabilities, costs or expenses which arise out of facts or circumstances occurring prior to the Effective Date, pursuant to the articles of incorporation or by-laws of the Debtor, applicable state law, specific agreement, or any combination of the foregoing, shall survive the Effective Date.

                  R.       RETENTION OF JURISDICTION.

                  The Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, section 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (1) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases pending on the Confirmation Date, and the allowance of Claims resulting therefrom; (2) to determine any other applications, adversary proceedings, and contested matters pending on the Effective Date; (3) to ensure that distributions to holders of Allowed Claims and Equity Interests are accomplished as provided herein; (4) to resolve disputes as to the ownership of any Claim or Interest; (5) to hear and determine timely objections to Administrative Claims and Claims; (6) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; (7) to issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code; (8) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order; (9) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code; (10) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;
(11) to hear and determine any issue for which the Plan requires a Final Order of the Court; (12) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; (13) to hear any other matter not inconsistent with the Bankruptcy Code;
(14) to hear and determine disputes arising in connection with compensation and reimbursement of expenses of professionals for services rendered during the period commencing on the Confirmation Date through and including the Effective Date; and (15) to enter a final decree closing the Chapter 11 Case.

                  S.       MISCELLANEOUS PROVISIONS.

                           1.       Payment of Statutory Fees.

                  All fees payable on or before the Effective Date (i) pursuant to section 1930 of title 28 of the United States Code, as determined by the Court at the Confirmation Hearing, and (ii) to the United States Trustee's office or the Bankruptcy Administrator shall be paid by the Debtor on or before the Effective Date and all such fees payable after the Effective Date shall be paid by Reorganized SpectraSite.

                          2.       Dissolution of Creditors Committee.

                  The Creditors Committee (if any) shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and shall perform such other duties as it may have been assigned by the Court prior to the Effective Date. On the Effective Date, the Creditors Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Case or the Plan and its implementation, and the retention or employment of the Creditors Committee's attorneys and other agents shall terminate, except with respect to (i) the assertion of Claims for professional fees and expenses, and (ii) any appeals of the Confirmation Order.

                           3.       Modification of the Plan.

                  The Debtor reserves the right, in accordance with the Bankruptcy Code, to amend or to modify the Plan prior to the entry of the Confirmation Order with the prior consent of the Prepetition Noteholders Committee. After entry of the Confirmation Order, Reorganized SpectraSite or the Debtor may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan, in such a manner as may be necessary to carry out the purpose and intent of the Plan.

                           4.       Governing Law.

                  Unless a rule of law or procedure is supplied by Federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law, the laws of the State of New York (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

                           5.       Filing or Execution of Additional Documents.

                  On or before the Effective Date, the Debtor or Reorganized SpectraSite shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                           6.       Withholding and Reporting Requirements.

                  In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

                           7.       Exemption From Transfer Taxes.

                  Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of the New Common Stock and New Warrants under the Plan, the making or assignment of any lease or sublease or the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan, shall not be subject to any stamp, real estate transfer, recording or other similar tax.

                           8.       Section 1145 Exemption.

                  Pursuant to, in accordance with, and solely to the extent provided under section 1145 of the Bankruptcy Code, the issuance of New Common Stock and the New Warrants to the Debtor's creditors and interest holders under the Plan, and the issuance of shares issuable upon exercise of the New Warrants, are exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such New Common Stock and New Warrants and is deemed to be a public offering of New Common Stock and New Warrants. For more information regarding certain securities issues, please see section XII of this Disclosure Statement.

                           9.       Waiver of Federal Rule of Civil Procedure
                                    62(a).

                  The Debtor may request that the Confirmation Order include (a) a finding that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order, and (b) authorization for the Debtor to consummate the Plan immediately after entry of the Confirmation Order.

                           10.      Plan Documents/Plan Supplement.

                  Forms of the documents relating to the Amended Certificate of Incorporation, the Amended By-Laws, the Registration Rights Agreement, the Warrant Agreement, the New Senior Management Employment Contracts, the Equity Incentive Plan, and a form of individual stock option agreement with respect thereto, and the SBC Transaction shall be in forms acceptable to the Prepetition Noteholders Committee and be contained in the Plan Supplement which will be filed with the Clerk of the Court at least ten Business Days prior to the Confirmation Hearing. The Plan Supplement may be inspected in the office of the Clerk of the Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtor in accordance with Article IX.L. of the Plan.

                           11.      Setoff by the United States.

                  The valid setoff rights, if any, of the United States of America will be unaffected by the Plan or confirmation thereof.

                  T.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

                  The Bankruptcy Code grants the Debtor the power to assume or reject executory contracts and unexpired leases, subject to Court approval. If the Debtor rejects an executory contract or unexpired lease, the other party to the agreement may file a claim for damages incurred by reason of the rejection, if any. The Bankruptcy Code places certain limits on the damage claims arising from the rejection of leases of real property and employment contracts.

                  On the Effective Date, the executory contracts and unexpired leases set forth on Schedule 2 to the Plan shall be deemed rejected by the Debtor.

                  Other than (i) executory contacts or unexpired leases which
(w) are set forth on Schedule 2 to the Plan, which are deemed rejected, (x) are the subject of a motion to reject pending on the Confirmation Date, (y) were previously assumed or rejected by the Debtor, or (z) have expired or terminated pursuant to their own terms during the pendency of the Chapter 11 Case, and (ii) employment agreements, if any, terminated prior to or in connection with the Plan, all of the executory contracts (including, subject to consummation of the SBC Transaction, the executory contracts with respect to the SBC Transaction), unexpired leases and employment agreements that exist between the Debtor and any person are specifically assumed as of the Effective Date pursuant to the Plan (and to the extent required by the SBC Transaction, will be assigned pursuant to the SBC Transaction). All Claims for damages arising from the rejection of executory contracts or unexpired leases must be filed with the Court or claims agent, as the case may be, in accordance with the Bankruptcy Rules or any order of the Court setting a bar date. Any Claims not filed within such time will be forever barred from assertion against the Debtor, its estate and Reorganized SpectraSite. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated, as the case may be, as (i) General Unsecured Claims unless the holder elects or otherwise falls within Convenience Claim treatment, or (ii) Subordinated Security Claims. Reorganized SpectraSite, except as otherwise agreed by the parties, will cure any and all undisputed defaults within 60 days of the Effective Date under any executory contract, unexpired lease or employment agreement assumed pursuant to the Plan in accordance with section 365 of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtor or Reorganized SpectraSite's liability with respect thereto, or as may otherwise be agreed to by the parties.

                  U.       BENEFIT PLANS.

                  Under the Plan, all employment and severance agreements and policies, and all employee compensation and benefit plans, policies, and programs of the Debtor applicable generally to its employees, as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtor's obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to Reorganized SpectraSite's rights under applicable non-bankruptcy law to modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan, and (ii) such executory contracts or plans as have previously been terminated, or rejected, pursuant to a Final Order, or specifically waived by the beneficiaries of such plans, contracts, or programs.

                                     VIII.

                  FINANCIAL PROJECTIONS AND VALUATION ANALYSIS

                  The Debtor and its advisors developed a set of financial projections (the "Financial Projections" summarized below and in Exhibit E) to generally assess the value of Reorganized SpectraSite, and specifically, to assess the value of the New Common Stock and New Warrants, to be distributed to Class 6 and Class 7 under the Plan. The Financial Projections and valuations set forth below and in Exhibit E are based on a number of significant assumptions, including, among other things, the successful reorganization of the Debtor, an assumed Effective Date of December 31, 2002, and no significant downturn in the specific markets in which the Debtors operate.(2)

                  THE FINANCIAL PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY.

                  A. FINANCIAL PROJECTIONS.

                  As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtor's management has, through the development of financial projections, analyzed the ability of the Debtor to meet its obligations under the Plan to maintain sufficient liquidity and capital resources to conduct its business. The Financial Projections were also prepared to assist each holder of a Claim or Equity Interest in Class 6 and Class 7 in determining whether to accept or reject the Plan.

                  The Financial Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Financial Projections set forth herein and in Exhibit E, the historical consolidated financial information

------------------------------
(2) The actual Effective Date will not occur until the first quarter of 2003. However, the Debtor does not believe that there will be any material difference in the projections or valuation resulting from use of December 31, 2002 as the projected Effective Date. The foregoing date is being utilized because it is the end of the Debtor's fiscal year.

(including the notes and schedules thereto) and the other information set forth in SpectraSite's Annual Report on Form 10K for the fiscal year ended December 31, 2001 and SpectraSite's Quarterly Report on Form 10Q for the period ended September 30, 2002 annexed hereto as Exhibits C and D respectively, the full texts of which are incorporated herein by reference. The Financial Projections were prepared in good faith based upon assumptions believed to be reasonable. The Financial Projections, which were prepared in November 2002, were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Debtor to achieve the Financial Projections.

                  The summary financial projections were not prepared with a view towards compliance with the guidelines for prospective certified public accountants. The Debtor's independent accountant, Ernst & Young, has neither compiled nor examined the accompanying prospective financial information to determine the reasonableness thereof and, accordingly, has not expressed an opinion or any other form of assurance with respect thereto.

                  THE DEBTOR DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS FINANCIAL PROJECTIONS. ACCORDINGLY, THE DEBTOR DOES NOT INTEND, AND DISCLAIMS ANY OBLIGATION TO: (A) FURNISH UPDATED FINANCIAL PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW COMMON STOCK OR NEW WARRANTS, OR OF NEW COMMON STOCK ISSUED UPON EXERCISE OF THE NEW WARRANTS, OR ANY OTHER PARTY, AFTER THE EFFECTIVE DATE; (B) INCLUDE SUCH UPDATED INFORMATION IN ANY FILINGS WITH THE SEC; OR (C) OTHERWISE MAKE UPDATED INFORMATION OR PROJECTIONS PUBLICLY AVAILABLE.

                  THE FINANCIAL PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT AND THE EXHIBITS HERETO HAVE BEEN PREPARED EXCLUSIVELY BY SPECTRASITE'S MANAGEMENT WITH THE ASSISTANCE OF LAZARD. THESE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTOR'S CONTROL. THE DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS AND RELATED INFORMATION OR AS TO REORGANIZED SPECTRASITE'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY BE

DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS AND RELATED INFORMATION, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

                  FINALLY, THE FINANCIAL PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF THE REORGANIZED DEBTOR, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. REORGANIZED SPECTRASITE WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE ESTIMATES CONTAINED HEREIN.

                  B.       VALUATION METHODOLOGIES.

                  In preparing an enterprise valuation of the Debtor, Lazard performed a variety of analyses and considered a variety of factors. While several generally accepted valuation techniques for estimating the Debtor's enterprise value were available, Lazard primarily relied on three methodologies: discounted cash flow analysis, comparable public debtor analysis and precedent transaction analysis. Lazard placed different weights on each of these analyses and made judgements as to the relative significance of each analysis in determining the Debtor's indicated enterprise value range. Lazard did not consider any one analysis or factor to the exclusion of any other analysis or factor. Lazard's valuation must be considered as a whole and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to the Debtor's enterprise value.

                           1.       Discounted Cash Flow Approach ("DCF").

                  The discounted cash flow ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to the Debtor and adjusting the average cost of equity with an appropriate factor to reflect the turn-around risk inherent in the Debtor's projections. Lazard applied its DCF methodology to both the Debtor's baseline and sensitized projections.

                  This approach relies on the Debtor's ability to project future cash flows accurately on the basis of reasonable assumptions. Since the Debtor's projections reflect numerous assumptions made by the Debtor's management concerning anticipated results, the assumptions and judgments used in the projections may or may not prove correct and therefore, no assurance can be provided that projected results are attainable or will be realized. Lazard cannot and does not make any representations or warranties as to the accuracy or completeness of the Debtor's projections.

                           2.       Comparable Public Company Analysis.

                  A comparable public company analysis estimates value based on a comparison of the Debtor's financial statistics with the financial statistics of public companies that are similar to the Debtor. It establishes a benchmark for asset valuation by deriving the value of "comparable" assets, standardized using a common variable such as revenues, EBITDA, EBIT, earnings, cash flows, towers operated, and cash flow per tower. The analysis includes a detailed multi-year financial comparison of each company's income statement, balance sheet and cash flow. In addition, each company's performance, profitability, margins, leverage and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company's relative performance and valuation. Lazard placed different weights on each of these multiples and ratios and made judgments as to the relative significance of each in determining the Debtor's enterprise value range. It relies on the fact that the price that an investor is willing to pay in the public markets for securities of similar publicly traded companies represents the Debtor's current and future prospects as well as the rate of return required on the investment.

                  A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the Debtor. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to limitations related to sample size and the availability of meaningful market-based information. Given the distressed nature of the tower industry and the limited number of publicly traded tower companies, Lazard also reviewed and analyzed a number of radio and outdoor advertising companies due to similarity in the characteristics of the cost structure for these companies. The underlying concept is to develop a premise for relative value from the perspective of the investor which, when coupled with other approaches, presents a foundation for determining firm value.

                  Lazard selected 13 comparable public companies including 3 public companies in the tower industry (American Tower, Crown Castle International, and SBA Communications) as well as 10 companies in the radio broadcasting and outdoor advertising industries (Beasley Broadcast, Clear Channel Communications, Cox Radio, Cumulus Media, Emmis Communications, Entercom Communications, Lamar Advertising, Radio One, Saga Communications, and Westwood
One).

                           3.       Precedent Transaction Analysis.

                  Precedent transaction analysis estimates value by examining the actual valuations of comparable companies that have been acquired or that have received significant equity investments in a recapitalization. An analysis of a company's transaction value as a multiple of various operating statistics, including revenues,

EBITDA, EBIT, and towers operated, yields industry benchmarks for the purpose of comparison with the Debtor. Lazard evaluated each of these multiples and made judgments as to their relative significance in determining SpectraSite's enterprise value range. Note that the relevance of precedent transaction analysis is limited by the nature of many transactions in the tower industry. In these transactions, a sale was often accompanied by a simultaneous agreement whereby the seller would lease the towers sold by the buyer back to the buyer. Consequently, the transactions were often related to, and influenced by, the terms of the accompanying lease transaction. The multiples determined by these transactions, when applied to the relevant debtor operating statistics, could, thereby, distort the implied value of SpectraSite.

                  C.       REORGANIZATION VALUE.

                  THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY LAZARD REPRESENT THE HYPOTHETICAL REORGANIZATION ENTERPRISE VALUE OF REORGANIZED SPECTRASITE. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF A PLAN OF REORGANIZATION AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION ENTERPRISE VALUE OF REORGANIZED SPECTRASITE THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

                  The Debtor has been advised by Lazard, its financial advisor, with respect to the reorganization value of Reorganized SpectraSite on a going concern basis. Solely for purposes of the Plan, the estimated range of enterprise value of Reorganized SpectraSite was assumed to be approximately $1,325 million to $1,525 million (with a midpoint value of $1,425 million) as of an assumed Effective Date of December 31, 2002.

                  The assumed range of the reorganization value reflects work performed by Lazard on the basis of information in respect of the business and assets of SpectraSite available to Lazard as of November 2002.

                  Based upon the assumed range of the enterprise value of Reorganized SpectraSite and an assumed total net debt of approximately $685 million, Lazard has calculated a range of equity value for Reorganized SpectraSite between $640 million to $840 million, with a mid-point value of $740 million. Assuming a distribution of 23.75 million shares of Reorganized SpectraSite Common Stock pursuant to the Plan, the imputed equity value on a per share basis for Reorganized SpectraSite ranges between $26.95 and $35.37 per share, with a midpoint value of $31.16 per share.

                  Using the midpoint value per share for the New Common Stock, a per warrant value can be calculated for the New Warrants to be delivered to holders of Old Common Stock. In performing this calculation, Lazard utilized the Black-Scholes methodology which requires a number of assumptions in addition to those specific to the New Warrants (maturity of 7 years; strike price of $32.00 per share). Lazard also assumed an estimate of the 7 year treasury yield as the applicable risk free interest rate and a volatility factor of 20%. According to these inputs, the Black-Scholes model yields a value of $8.60 per warrant share or $10.8 million in aggregate for all New Warrants. A similar calculation for the New Warrants based on the range of stock price for the New Common Stock shown above, would indicate a range of $5.77 to $11.80 per warrant, or $7.2 million to $14.8 million for all New Warrants.

                  In estimating the range of the reorganization value of Reorganized SpectraSite, Lazard: (i) reviewed certain historical financial information of SpectraSite for recent years and interim periods; (ii) reviewed certain internal financial and operating data of SpectraSite including both baseline and sensitized financial projections, prepared and provided by management relating to its business and its prospects; (iii) met with certain members of senior management of SpectraSite to discuss SpectraSite's operations and future prospects; (iv) reviewed publicly available financial data and considered the market value of public companies which Lazard deemed generally comparable to SpectraSite; (v) considered certain economic and industry information relevant to the operating business; and (vi) conducted such other studies, analysis inquiries, and investigations as it deemed appropriate. Although Lazard conducted a review and analysis of SpectraSite's business, operating assets and liabilities and Reorganized SpectraSite's business plans, it assumed and relied on the accuracy and completeness of all (i) financial and other information furnished to it by SpectraSite, and (ii) publicly available information. In addition, Lazard did not independently verify management's projections in connection with such estimates of the reorganization value, and no independent valuations of SpectraSite were sought or obtained in connection herewith.

                  THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT, AND WHICH WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF REORGANIZED SPECTRASITE SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER SPECTRASITE, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES IS INHERENTLY DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS

OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES.

                  Reorganized SpectraSite is obligated to try to list its Common Stock for trading. See section V(D) of this Disclosure Statement. There can be no assurance, however, that the stock will be so listed and, if so listed, that an active trading market would develop.

                                      IX.

                    CERTAIN RISK FACTORS AFFECTING THE DEBTOR

                  HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

                  The ultimate recoveries under the Plan to holders of Claims and Equity Interests (other than those holders who are paid solely in cash under the Plan) depend upon the realizable value of the New Common Stock and the New Warrants. The securities to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or about January 30, 2003. Although such risk factors are based upon a January 30, 2003 Effective Date, the Debtor believes that an actual Effective Date later in the first quarter of 2003 would not have any material effect on the risk factors.

                  Additional discussion of risks related to the Debtor's business are set forth in greater detail in the Debtor's most recent Form 10-K, filed with the SEC on February 28, 2002, attached hereto as Exhibit C, as updated by the Debtor's most recent Form 10-Q filed with the SEC on November 8, 2002, attached hereto as Exhibit D.

                  A.       CERTAIN BANKRUPTCY LAW CONSIDERATIONS.

                           1.       Risk of Non-Confirmation of the Plan.

                  Although the Debtor believes that the Plan will satisfy all requirements necessary for confirmation by the Court, there can be no assurance that the Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the

Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

                           2.       Risk of Non-Occurrence of Effective Date.

                  Although the Debtor believes that the Effective Date may occur immediately after entry of the Confirmation Order, there can be no assurance as to such timing. Moreover, if the conditions precedent to the Effective Date have not occurred or been waived, then it is possible that the Plan may be vacated by the Court, in which event the Plan would be deemed null and void, and the Debtor may propose and solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan. For more detailed information regarding conditions precedent to the Effective Date, see section XI(A) of this Disclosure Statement.

                  Among other things, the following two events must occur before the Plan becomes Effective. There can be no assurances that these, and other conditions precedent to the Effective Date, will occur or alternatively, that they will be waived. If these events do not occur, or if they are not waived, then it is possible that the Plan may be vacated by the Court and deemed null and void.

                                    (a)      Maximum Amount of Allowed Unsecured
Claims. The Plan will not become effective unless the maximum potential aggregate amount of Allowed General Unsecured Claims (other than Senior Note Claims) do not exceed $21 million. It is possible, for example, that certain investors involved in the Funding Agreement and Tender and Exchange Offers described in section V(B) of this Disclosure Statement, may assert general unsecured claims against the Debtor of $10.5 million or more, based on purported damages suffered as a result of the termination of the Funding Agreement. Although the Debtor and Prepetition Noteholders Committee believe that the Debtor may have defenses to such claims and may object to such claims, there can be no guarantee that a court will agree. For this and other reasons, there can be no assurance that Allowed General Unsecured Claims will be less than $21 million.

                                    (b)      Consummation of SBC and Cingular
Amendment. The Plan will not become effective unless the SBC Transaction, as such term is defined in the Plan, is consummated by the parties thereto in a manner satisfactory to the Debtor and the Prepetition Noteholders Committee. There can be no assurance that the SBC Transaction will be consummated, or that if consummated, the SBC Transaction will be satisfactory to the Prepetition Noteholders Committee.

                           3. Effect of the Chapter 11 Case on the Debtor's Business.

                  The commencement of the Chapter 11 Case may adversely affect the Debtor's business. The Debtor believes that any such adverse effect may worsen during the pendency of a protracted chapter 11 case.

                  B.       PROJECTED FINANCIAL INFORMATION.

                  The financial projections included in this Disclosure Statement are dependent upon the successful execution of the reorganization and the validity of the other assumptions contained in the Debtor's business plan. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, and anticipated future performance of the Debtor, wireless tower telecommunications industry performance, certain assumptions with respect to the Debtor's competitors, general business and economic conditions and other matters, many of which are beyond the Debtor's control. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the Debtor's actual financial results. Although the Debtor believes that projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

                  C.       EFFECT OF BEING A HOLDING COMPANY.

                  The Debtor is (and Reorganized SpectraSite will be) a holding company, with no business operations of its own. The Debtor's (and Reorganized SpectraSite's) only significant asset is and will be the outstanding capital stock of its subsidiaries. The Debtor (and Reorganized SpectraSite) conducts all of its business operations through its subsidiaries. There is no assurance that the subsidiaries will generate sufficient earnings and cash flow to pay dividends or distributions to the Debtor (and Reorganized SpectraSite) or that applicable state law and contractual restrictions (including covenants in the Credit Facility, as discussed more fully below) will permit such dividends or distributions in the future.

                  D.       RESTRICTIONS IMPOSED BY THE CREDIT FACILITY.

                  The Credit Facility restricts, among other things, Communications' and the Debtor's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, create liens on assets, enter into transactions with affiliates, make investments, loans or advances, consolidate or merge with or into any other person or convey, transfer or lease substantially all of its assets or change the business conducted by the Debtor and Communications. A breach of any of these covenants could result in a default under the Credit Facility. The restrictions in the Credit Facility also restrict the Debtor's and Communications' ability to obtain additional financing for working capital, capital expenditures or general corporate purposes. Similarly, borrowings under the Credit Facility require debt service payments by Communications, which will restrict Communications' ability to use its operating cash flow for capital expenditures and other working capital requirements. See also subsection IX(C) of this section of Disclosure Statement (Effect of Being a Holding Company).

                  The Debtor and each of Communication's domestic subsidiaries have guaranteed the obligations under the Credit Facility. The Credit Facility is further secured by substantially all the tangible and intangible assets of Communications and its domestic subsidiaries, a pledge of all of the capital stock of Communications and its domestic subsidiaries and 66% of the capital stock of Communications' foreign subsidiaries. In the event of a default, the banks may be entitled to exercise their rights under the Credit Facility, including the right to foreclose on the bank's security interests in the assets securing obligations under the Credit Facility as described herein. There can be no assurance that Communications will not be in default under the Credit Facility in the future.

                  It is a condition precedent to the Effective Date of the Plan that the Plan and Projections to be delivered to the Arrangers satisfy the requirements for an "Acceptable Restructuring Plan" under the Credit Facility, and that, as of the Effective Date, there shall not be in existence any "Default" or "Event of Default" under the Credit Facility (as those terms are defined therein).

                  Although the Plan constitutes an "Acceptable Restructuring Plan" as defined in the Credit Facility, the Debtor cannot provide any assurances that all of the banks will also agree this is the case. If any bank does not agree that the Chapter 11 Case and Plan constitute an Acceptable Restructuring Plan as defined in the Credit Facility, the banks individually or as a group, may attempt to declare a default under the Credit Facility and may attempt to enforce their rights thereunder, including foreclosing on the assets (described above) which secure the obligations under the Credit Facility.

                  Two of the banks in the eighty member bank group have advised Communications and the agent for the banks that they are of the view that the conditions to funding under the Credit Facility are not currently met. In addition, one of those banks has also asserted that the Amendment is not effective. The Debtor disagrees with these positions, believes the Amendment is effective, and that all of the conditions to funding are currently satisfied and expects all of the banks to honor all of their obligations under the Credit Facility. The agent together with the other lead arranger for the banks have advised the banks and Communications that they disagree with the positions of those two banks.

                  As a consequence, in order to make a determination that the conditions to effectiveness of the Plan are satisfied, the Debtor reserves the right to ask the Court to determine that the Amendment is effective, that the Plan and Projections constitute an Acceptable Restructuring Plan, and that there are and will be no events of defaults under the Credit Agreement, as amended, on the Effective Date.

                  E.       CAPITAL REQUIREMENTS.

                  The business of Reorganized SpectraSite is expected to have substantial capital expenditure requirements. While the Debtor's projections assume that the company and its subsidiaries will generate sufficient funds to meet its capital expenditure needs for the foreseeable future, the ability to gain access to additional capital, if needed, cannot be assured, particularly in view of the competitive factors and industry conditions discussed more fully below.

                  The Debtor and Communications have reduced the need for certain capital expenditures by amending their agreements with SBC and Cingular. In addition, consummation of the SBC Transaction will, among other things, reduce the maximum number of towers that Communications will lease or sublease by 294 towers. For a more detailed discussion of the SBC Transaction, see section V(C) of this Disclosure Statement.

                  The ability to meet the capital expenditure obligations under the SBC Transaction, however, cannot be assured. In the event Communications is unable to perform its obligations under its contractual agreements with SBC and Cingular, Communications and Reorganized SpectraSite may incur significant liability to SBC and Cingular for damages arising from such inability to perform. In addition, there can be no assurances that the Debtor's subsidiaries will generate sufficient funds to meet the capital expenditures required under the SBC Transaction, or that the reductions to capital expenditures effected by the SBC Transaction are adequate in amount to enable Communications to meet the Debtor's projections under its business plan.

                  F.       CERTAIN RISKS RELATING TO THE PLAN SECURITIES.

                           1.       Significant Holders.

                  If holders of significant numbers of shares of New Common Stock were to act as a group, such holders could be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Debtor and, consequently, have an impact upon the value of the New Common Stock.

                  Further, the possibility that one or more of the holders of significant numbers of shares of New Common Stock may determine to sell all or a large portion of their shares of New Common Stock in a short period of time may adversely affect the market price of the New Common Stock.

                           2. Lack of Established Market for New Common Stock and New Warrants.

                  Initially, the equity securities issued under the Plan will not be listed on any exchange. There can be no assurance that an active trading market for the New Common Stock or New Warrants will develop. Accordingly, no assurance can be given that a holder of New Common Stock or New Warrant will be able to sell such security in the future or as to the price at which any such sale may occur. While the Plan was developed based on an assumed reorganization value of $31.16 per share of the New Common Stock (which was calculated based on the Company's mid-point enterprise valuation), such valuation is not an estimate of the price at which the New Common Stock may trade in the market. If such markets were to exist, such securities could trade at prices higher or lower than the value ascribed to such securities in this Disclosure Statement, depending on many factors, including the prevailing interest rates, markets for similar securities, the general economic and industry conditions, and the performance of, and investor expectations for, Reorganized SpectraSite.

                           3.       Dividend Policies.

                  The Debtor does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, the covenants in the Credit Facility limit the ability of Communications to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in New Common Stock.

                           4.       Restrictions on Transfer.

                  Holders of New Common Stock who are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be "affiliates" or "control persons" within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (i) "ordinary trading transactions" by a holder that is not an "issuer" within the meaning of section 1145(b), (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or "blue sky" laws, or (iii) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements. For a more detailed description of these matters, see section XII of this Disclosure Statement.

                  G.       CERTAIN TAX MATTERS.

                  For a summary of certain federal income tax consequences of the Plan to holders of Claims and Equity Interests and to the Debtor, see
Article XV "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN."

                                       X.

                             CONFIRMATION PROCEDURE

                  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

                  A.       SOLICITATION OF VOTES.

                  In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims and Equity Interests in Classes 6 and 7 of the Plan are impaired and the holders of Allowed Claims and Allowed Equity Interests in each of such Classes are entitled to vote to accept or reject the Plan. As the holders of Classes 8 and 9 shall receive no distribution under the Plan, the holders of such Claims are presumed to have voted to reject the Plan and the solicitation of acceptances with respect to such classes is therefore not required under section 1126(g) of the Bankruptcy Code. Claims in Classes 1, 2, 3, 4
and 5 are unimpaired. The holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan and the solicitation of acceptances with respect to such Classes therefore is not required under section 1126(f) of the Bankruptcy Code.

                  As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

                  As to classes of interests entitled to vote on a plan, acceptance is defined as acceptance by holders of at least two-thirds of the number of shares in such class that have timely voted to accept or reject a plan.

                  A vote may be disregarded if the Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Code.

                  Any holder of a claim or interest in an impaired Class (i) whose Claim or Interest has been listed by the Debtor in the Debtor's Schedules filed with the Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated), or (ii) who filed a proof of claim on or before [DECEMBER 26, 2002] (or, if not filed by such date, any proof of claim filed within any other applicable period of limitations or with leave of the Court), which Claim or Interest is not the subject of an objection or request for estimation, is entitled to vote. Any holder whose Claim or Equity Interest who timely files a proof of claim in an unliquidated amount shall be deemed for voting purposes only to have a value of $1.00 and shall be entitled to one vote. Such treatment of a Claim or Equity Interest for voting purposes shall not constitute nor be construed as an admission of liability by the Debtor as to the allowability or amount of such Claim or Equity Interest. Pursuant to the Disclosure Statement Order, holders of Old Common Stock as of [November 21, 2002,] are entitled to vote their Interests.

                  B.       THE CONFIRMATION HEARING.

                  The Bankruptcy Code requires the Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for [January 28, 2003 at _:__ p.m.], Eastern Standard Time, before the Honorable A. Thomas Small at the United States Bankruptcy Court for the Eastern District of North Carolina, Raleigh Division, Raleigh, North Carolina. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of the Debtor or other Interests held by the objector. Any such objection must be filed with the Court and served so that it is received by the Court and the following parties on or before [January 21, 2003 at 4:00 p.m.], Eastern Standard Time:

                  To the Debtor:

                  SpectraSite Holdings, Inc.
                  100 Regency Forest Drive, Suite 400
                  Cary, North Carolina  29511
                  Attention:  Stephen H. Clark
                  President and Chief Executive Officer

                  Poyner & Spruill LLP
                  3600 Glenwood Avenue
                  Raleigh, North Carolina 27605
                  Attention:  Terri L. Gardner

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, NY 10019-6064
                  Attention:  Andrew N. Rosenberg
                               James H. Millar

                  -- and --

                  To the Prepetition Noteholders Committee:

                  Nicholls & Crampton, P.A.
                  4300 Six Forks Road, Suite 700
                  P.O. Box 18237
                  Raleigh, North Carolina 27609
                  Attention:  Gregory B. Crampton

                  Hennigan, Bennett & Dorman LLP
                  601 South Figueroa Street
                  Suite 3300
                  Los Angeles, California 90017
                  Attention:  Bruce Bennett
                               James Johnston

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014 and orders of the Bankruptcy Court.

                  C.       CONFIRMATION.

                           1.       General Requirements.

                  At the Confirmation Hearing, the Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

                                    (a)      The Plan complies with the
applicable provisions of the Bankruptcy Code.

                                    (b)      The Debtor has complied with the
applicable provisions of the Bankruptcy Code.

                                    (c)      The Plan has been proposed in good
faith and not by any means proscribed by law.

                                    (d)      Any payment made or to be made the
Debtor, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Court as reasonable.

                                    (e)      The Debtor has disclosed the
identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtor, an affiliate of the Debtor participating in the Plan with the Debtor, or a successor to the Debtor under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtor has disclosed the identity of any insider that will be employed or retained by the Debtor, and the nature of any compensation for such insider.

                                    (f)      With respect to each class of
Claims or Equity Interests, each holder of an impaired Claim or an impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan on account of such holder's Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtor was liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test," in subsection X.C(2) below.

                                    (g)      Except to the extent the Plan meets
the "Nonconsensual Confirmation" standards discussed in subsection X.C(4) below, each class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan.

                                    (h)      Except to the extent that the
holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claim deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the allowed amount of such Claims with interest from the Effective Date.

                                    (i)      At least one class of impaired
Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such class.

                                    (j)      Confirmation of the Plan is not
likely to be followed by the liquidation or the need for further financial reorganization of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility," in subsection (C)(3) below.

                                    (k)      The Plan provides for the
continuation after the Effective Date of payment of all Retiree Benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtor has obligated itself to provide such benefits.

                  The Debtor believes that each of the foregoing requirements will be satisfied.

                           2.       Best Interests Test.

                  As explained above, the Bankruptcy Code requires that each holder of a Claim or Equity Interest either (i) accepts the Plan or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

                  The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtor's assets and properties in the context of a chapter 7 liquidation case. The total cash available would be the sum of the proceeds from the disposition of the Debtor's assets and the cash held by the Debtor at the time of the commencement of the chapter 7 case. The next step is to reduce that total by the amount of any Claims secured by such assets, the costs and expenses of liquidation, and such additional administrative expenses and priority Claims that may result from the termination of the Debtor's business and the use of chapter 7 for the purposes of liquidation. Next, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code (see discussion below). Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) is compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

                  The Debtor's costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtor during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Case, including any unpaid expenses incurred by the Debtor and the Creditors Committee (if any) during the Chapter 11 Case such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Unsecured Claims.

                  In applying the "best interests test," it is possible that Claims and Equity Interests in the chapter 7 case may not be classified according to the seniority of such Claims and Equity Interests as provided in the Plan. In the absence of a contrary determination by the Court, all pre-chapter 11 unsecured Claims which have the same rights upon liquidation would be treated as one class for purposes of determining the potential distribution of the liquidation proceeds resulting from the Debtor's chapter 7 case. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the Claim held by each creditor.

                  After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Case, the Debtor has determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtor under chapter 7.

                  The Debtor also believes that the value of any distributions to each class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve Claims and prepare for distributions. In the likely event litigation were necessary to resolve Claims asserted in the chapter 7 case, the delay could be prolonged.

                  The Debtor's Liquidation Analysis is attached hereto as Exhibit F. The information set forth in Exhibit F provides a summary of the liquidation values of the Debtor's assets, assuming a chapter 7 liquidation in which a trustee appointed by the Court would liquidate the assets of the Debtor's estate. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtor with the assistance of Lazard.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtor and its management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtor was, in fact, to undergo such a liquidation.

                           3.       Feasibility.

                  The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet its obligations under the Plan. As part of this analysis, the Debtor has prepared projections of its financial performance for the years 2003 through 2005 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Projected Financial Information, annexed hereto as Exhibit E. Based upon such projections, the Debtor believes that it will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

                  The financial information and projections appended to the Disclosure Statement include for the five fiscal years in the Projection Period:

                  - Projected balance sheets for fiscal years ending 2002, 2003, 2004 and 2005.

                  - Projected income statements for fiscal years ending in 2003, 2004 and 2005.

                  - Projected statements of cash flow for fiscal years ending in 2003, 2004 and 2005.

                  - Pro-forma Reorganized SpectraSite balance sheet at December 31, 2002, including reorganization and fresh-start adjustments.

                  The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Court and, for projection purposes, that the Effective Date under the Plan will occur on December 31, 2002. Although the projections and information are based upon a December 31, 2002 Effective Date, the Debtor believes that an actual Effective Date in the first quarter of fiscal 2003 would not have any material effect on the projections.

                  The Debtor has prepared these financial projections based upon certain assumptions that it believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit E. The financial projections have not been examined or compiled by independent accountants. The Debtor makes no representation as to the accuracy of the projections or its ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in evaluating the Plan.

                                                                              70
                           4.       Nonconsensual Confirmation.

                  The Court may confirm the Plan over the dissent of any impaired class if all of the requirements for consensual confirmation under subsection 1129(a) of the Bankruptcy Code, as discussed above, are met and if the following requirements of subsection 1129(b) of the Bankruptcy Code are satisfied as well:

                           (a)      Acceptance. Classes 6 and 7 of the Plan are
impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1, 2, 3, 4 and 5 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan. Classes 8 and 9 are presumed to have rejected the Plan; the Debtor will thus seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code. The Debtor reserves the right to amend the Plan in accordance with Article IX.C. of the Plan.

                           (b)      No Unfair Discrimination / Fair and
Equitable Tests. To obtain nonconsensual confirmation of the Plan, the Debtor must demonstrate to the Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to any dissenting impaired Class. Thus, the Plan must "not discriminate unfairly" and be "fair and equitable" with respect to Class 8 and Class 9, both of which are impaired and deemed to reject the Plan.

                  In general, a plan does not "discriminate unfairly" and is "fair and equitable" if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more than that to which it is entitled on account of its Claim or Equity Interest. Under the Plan, no class will receive property having a value greater than 100% of the allowed Claims in such class. Thus, the Plan does not distribute more to any Class than that to which it is entitled on account of its Claim or Equity Interest and meets this prong of the "fair and equitable" test.

                  The Bankruptcy Code establishes different "fair and equitable" tests for unsecured Claims and Equity Interests as follows:

                                    (i)      Secured Creditors. Either (1) each
                           impaired creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (2) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (3) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (1) or (2) of this subparagraph.

                                    (ii)     Unsecured Creditors. Either (1)
                           each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (2) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                                    (iii)    Equity Interests. Either (1) each
                           holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of its interest or (2) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

                  The Debtor believes that the "fair and equitable" test is satisfied with regards to holders of Claims and Interests in Class 8 and Class 9, respectively, because no Class junior to either of such classes will receive any distribution.

                  The Debtor also believes that the plan does not "unfairly discriminate" against either Class. First, as described below, the legal rights of Classes 8 and 9 are distinct from those of other classes. Next, the distribution to Class 7 is being paid by agreement with Class 6 with value that would otherwise go to Class 6, and hence, such value is not available to holders of Claims or Interests in Classes 8 and 9.

                                    (a)      Separate Classification of Class 8
Claims is Proper under the Bankruptcy Code. Claims in Class 8 effectively depend on the commencement of litigation, potential litigation or similar proceedings against the Debtor or an affiliate of the Debtor. These Claims arise from the rescission of a purchase or sale of Old Common Stock of the Debtor or of an affiliate of the Debtor, for damages arising from the purchase and sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such claim. As such, Claims in Class 8 are contingent, unliquidated and difficult to estimate in the absence of judicial involvement. Moreover, unlike other Claims or Interests, these Claims, even if Allowed, are subject to statutory subordination. As such, they invoke legal rights separate and distinct from those of common equity. Accordingly, it is proper under the Bankruptcy Code to separately classify the Claims within Class 8.

                                    (b)      Separate Classification of Class 9
Interests is Proper under the Bankruptcy Code. Interests in Class 9 are based on Equity Interests in the Debtor other than Old Common Stock. Interests in Class 9 include, for example, options, registration rights, and warrants. These Interests represent a contingent right to stock of the Debtor. Moreover, based on the current trading price of the Old Common Stock, those interests are "out of the money," and hence have no value. As such, they invoke legal rights separate and distinct from that of common equity. Accordingly, it is proper under the Bankruptcy Code to separately classify the Interests within Class 9.

                                                                              72
                                      XI.

                            EFFECTIVENESS OF THE PLAN

                  A.       CONDITIONS PRECEDENT TO EFFECTIVENESS.

                  The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived pursuant to Article XII.B.: (1) the Confirmation Order in a form satisfactory to the Debtor and the Prepetition Noteholders Committee shall have become a Final Order; (2) the Amended Certificate of Incorporation shall have been properly filed with the Secretary of State of the State of Delaware; (3) all authorizations, consents and regulatory approvals required (if any) for the Plan's effectiveness shall have been obtained; (4) the SBC Transaction shall be in a form satisfactory to the Debtor and the Prepetition Noteholders Committee, all conditions precedent to closing thereunder shall have been satisfied (other than the condition requiring effectiveness of the Plan), and the SBC Transaction shall close immediately after the Plan becomes effective (other than the issuance of 12,144,381 shares of Old Common Stock to SBC immediately prior to the Effective Date); (5) the Plan Documents shall be in a form acceptable to the Debtor and the Prepetition Noteholders Committee, and shall have been executed and delivered; (6) the maximum potential aggregate amount of Allowed Other Secured Claims does not exceed $1 million; (7) the maximum potential aggregate amount of Allowed General Unsecured Claims (other than Senior Note Claims) does not exceed $21 million; (8) the Plan and Projections submitted to the Arranger (each as defined in the Senior Secured Credit Agreement) shall satisfy the requirements of an "Acceptable Restructuring Plan" (as defined in the Senior Secured Credit Agreement), (9) there shall be no Default or Event of Default (each as defined in the Senior Secured Credit Agreement) existing under the Senior Secured Credit Agreement, and (10) the Bankruptcy Court shall have entered a Final Order (which may be the Confirmation Order), in a form reasonably acceptable to the Debtor, the Prepetition Noteholders Committee, SBC Wireless, Inc. and Cingular Wireless LLC, that finds and determines that each of the transactions contemplated by the SBC Transaction that will occur on or immediately after the Effective Date is authorized and approved and is at arms length, made in good faith, for reasonably equivalent value, and in the best interests of the Debtor's creditors.

                  B.       WAIVER OF CONDITIONS.

                  The Debtor may waive any or all of the conditions set forth in
Article XII.A. (except for entry of the Confirmation Order) above at any time, with the prior consent of the Prepetition Noteholders Committee, without leave of or order of the Court and without any formal action.

                  C.       EFFECT OF FAILURE OF CONDITIONS.

                  In the event that the Effective Date does not occur on or before one hundred and twenty (120) days after the Confirmation Date, upon notification submitted by the Debtor to the Court: (1) the Confirmation Order shall be vacated, (2) no distributions under the Plan shall be made, (3) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (4) the Debtor's obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

                  D.       VACATUR OF CONFIRMATION ORDER.

                  If an order denying confirmation of the Plan is entered, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtor; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtor; (c) prejudice in any manner any right, remedy or claim of the Debtor; or (d) be deemed an admission against interest by the Debtor.

                                      XII.

                             SECURITIES LAW MATTERS

                  No registration statement will be filed under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws with respect to the offer and distribution under the Plan of New Common Stock and New Warrants (including the New Common Stock issuable upon exercise thereof) (collectively, the "Plan Securities"). The Debtor believes that the provisions of section 1145(a)(1) (and, with respect to the New Common Stock issuable upon exercise of the New Warrants, section 1145(a)(2)) exempt the offer and distribution of the Plan Securities from federal and state securities registration requirements.

                  A.       BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION
                           REQUIREMENTS.

                           1.       Initial Offer and Sale of Plan Securities.

                  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied:
(i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; (ii) the recipients of the securities must each hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtor believes that the offer and sale of the Plan Securities under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

                  Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option or right to subscribe that was sold in the manner specified in section 1145(a)(1) of the Bankruptcy Code and the sale of a security upon the exercise of such a warrant, option or right to subscribe. The Debtor believes that the offer and sale of New Common Stock pursuant to the New Warrants satisfy the requirements of section 1145(a)(2) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

                           2.       Subsequent Transfers of Plan Securities.

                  In general, all resales and subsequent transactions in (i) the New Common Stock and New Warrants distributed under the Plan and (ii) the New Common Stock issued upon the exercise of the New Warrants will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer."
Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                                    (a)      persons who purchase a claim
against, an interest in or a claim for administrative expense against the debtor, with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

                                    (b)      persons who offer to sell
securities offered under a plan for the holders of such securities ("distributors");

                                    (c)      persons who offer to buy securities
from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

                                    (d)      a person who is an "issuer" with
respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

                  Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer or is the beneficial owner of more than 10% of the outstanding New Common Stock. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any Plan Security or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any Plan Security or would be a "dealer." Because certain holders of large amounts of Senior Notes (who will receive New Common Stock under the Plan) may be considered "affiliates" of the Debtor, the Debtor has agreed to enter into a Registration Rights Agreement with such holders to register under the Securities Act resale of the Plan Securities to be received by such holders. See "Securities Law Matters -- Registration Rights."

                  The SEC has taken the position that resales of securities distributed under a plan of reorganization by accumulators and distributors of securities who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

                                    (a)      concerted action by the recipients
of securities issued under a plan in connection with the sale of such securities or concerted action by distributors on behalf of one or more such recipients in connection with such sales;

                                    (b)      the use of informational documents
concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

                                    (c)      the payment of special compensation
to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

                  The views of the SEC on the matter have not, however, been sought by the Debtor and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her counsel as to the applicability thereof to his or her circumstances.

                  Rule 144 under the Securities Act provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtor believes that, pursuant to section 1145(c) of the Bankruptcy Code, the Plan Securities will be unrestricted for purposes of Rule 144.

                  GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, AFFILIATE OR DEALER, SPECTRASITE MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE PLAN SECURITIES. SPECTRASITE RECOMMENDS THAT HOLDERS OF CLAIMS AND INTERESTS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

                  State securities laws generally provide registration exemptions for subsequent transfers by a bona-fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of New Common Stock, New Warrants, and the New Common Stock issued upon exercise of the New Warrants.

                           3.       Certain Transactions by Stockbrokers.

                  Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Common Stock, New Warrants or the New Common Stock issued upon exercise of the New Warrants, prior to the expiration of 40 days after the Confirmation Date, are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Court) at or before the time of delivery of such securities to such purchaser. In connection with prior cases under the Bankruptcy Code, the staff of the SEC has taken so-called "no-action" positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. The Debtor was and will continue to be subject to the periodic reporting requirements of the Exchange Act. The views of the SEC on the matter have not, however, been sought by the Debtor and, therefore, no assurance can be given regarding the possible consequences of noncompliance by stockbrokers with the disclosure statement delivery requirements of section 1145(a)(4). Stockbrokers are urged to consult their own counsel with respect to such requirements.

                  B.       REGISTRATION RIGHTS.

                  Pursuant to the Plan, the Debtor will agree to enter into a Registration Rights Agreement with certain entities (i.e., the Initial Holders) providing for the registration of the New Common Stock. Only entities entitled to receive distributions pursuant to the Plan of New Common Stock representing at least 10% of the aggregate New Common Stock issuable pursuant to the Plan (collectively, "Eligible Security Holders") will be entitled to enter into the Registration Rights Agreement. Under the Registration Rights Agreement, during the period commencing on the Effective Date and ending on the first date on which there are no registrable securities, the Debtor will be required, subject to certain black-out periods, to effect a customary number of demand registrations covering the resale by the Eligible Security Holders under the Securities Act of the shares of New Common Stock received by such Eligible Security Holders under the Plan.

                  SPECTRASITE DOES NOT PRESENTLY INTEND TO SUBMIT ANY NO-ACTION OR INTERPRETATIVE REQUESTS TO THE SEC WITH RESPECT TO ANY SECURITIES LAWS MATTERS DISCUSSED HEREIN.

                                     XIII.

                              FINANCIAL INFORMATION

                  A.       GENERAL.

                  The Debtor's audited consolidated balance sheets for the fiscal year ended December 31, 2001 and the related consolidated statements of operations, and shareholders' equity (deficit), and cash flows for each of the three years ended December 31, 2001, 2000 and 1999 are contained in Item 8 "Financial Statements and Supplementary Data" in the Annual Report on Form 10-K, a copy of which is annexed as Exhibit C to this Disclosure Statement, and the full text of which is incorporated herein by reference. This financial information, including similar financial information contained in the Debtor's Quarterly Report on Form 10-Q for the period ending September 30, 2002, a copy of which is attached hereto as Exhibit D, is provided to permit the holders of Claims and Equity Interests to better understand the Debtor's historical business performance and the impact of the chapter 11 case on the Debtor's business. The Debtor will be required to file monthly operating reports with the Court. Such financial information will be on file with the Court and publicly available for review.

                  B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

                  For a detailed discussion by management of the Debtor's financial condition, results of operations, liquidity, and capital resources, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K annexed as Exhibit C to this Disclosure Statement, and the Quarterly Report on Form 10-Q annexed as Exhibit D to this Disclosure Statement.

                  C.       SELECTED FINANCIAL DATA.

                  See Item 6 "Selected Historical Financial Data" set forth in the Annual Report on Form 10-K annexed as Exhibit C to this Disclosure Statement.

                  D.       RECENT PERFORMANCE.

                  See the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, annexed as Exhibit D to this Disclosure Statement.

                                      XIV.

                        ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

                  If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtor under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.

                  A.       LIQUIDATION UNDER CHAPTER 7.

                  If no plan can be confirmed, the Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the Debtor's assets for distribution in accordance with the priorities established by chapter 7. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Debtor's liquidation analysis are set forth herein. The Debtor believes that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of (a) the likelihood that the Debtor's assets would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtor's operations, and (ii) no distributions being made to the holders of Equity Interests.

                  B.       ALTERNATIVE PLAN OF REORGANIZATION.

                  If the Plan is not confirmed, the Debtor (or if the Debtor's exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtor's business or an orderly liquidation of its assets. With respect to an alternative plan, the Debtor has explored various alternatives in connection with the formulation and development of the Plan. The Debtor believes that the Plan, as described herein, enables creditors and Equity Interest holders to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtor's assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case.

Although preferable to a chapter 7 liquidation, the Debtor believes that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and Equity Interest holders than the Plan because of the greater returns provided by the Plan.

                                      XV.

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTOR, TO HOLDERS OF CLAIMS AND TO HOLDERS OF EQUITY INTERESTS, AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF (THE "TAX CODE"), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE ("IRS") AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF COULD SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

                  THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTOR'S OR TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAXPAYERS (SUCH AS DEALERS IN SECURITIES, S CORPORATIONS, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). NO ASPECT OF FOREIGN, STATE, LOCAL OR ESTATE AND GIFT TAXATION IS ADDRESSED.

                  THE FOLLOWING SUMMARY IS, THEREFORE, NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

                  A.       CONSEQUENCES TO CREDITORS.

                           1.       Tax Securities.

                  The federal income tax consequences of the Plan may vary depending upon, among other things, whether a holder's Claim and/or Equity Interests being exchanged constitutes a "security" of the Debtor for federal income tax purposes (a "Tax Security"). The term "security" is not defined in the Tax Code but is generally understood to include stock, rights to purchase stock, and debt instruments with a maturity more than 10 years from the date of issuance, although the determination whether a particular claim or debt constitutes a Tax Security depends upon an overall evaluation of the nature of the claim or debt. An instrument with an original term of as little as 5 years may qualify. Under these principles, the Old Common Stock, New Common Stock and New Warrants will be characterized as Tax Securities and, it is likely that the Senior Notes will be characterized as Tax Securities for these purposes. However, each holder should consult its tax advisor regarding the tax status of its Claim and/or Equity Interests.

                  The Tax Security issue arises because the Tax Code's corporate reorganization provisions generally provide that a holder recognizes no gain or loss upon exchanging an issuer's Tax Securities for other Tax Securities of such issuer (except that consideration received for a claim for accrued but unpaid interest must be included as current income). A holder generally will recognize gain or loss, however, if such holder exchanges a Tax Security that is stock of the Debtor solely for Tax Securities of the Debtor that are not treated as stock for U.S. federal income tax purposes. In addition, a holder will recognize gain or loss upon exchanging (i) an issuer's obligations that are not Tax Securities for Tax Securities of such issuer, or (ii) an issuer's Tax Securities for obligations of such issuer that are not Tax Securities.

                  For a discussion regarding the tax consequences associated with the receipt of the New Common Stock that is attributable to accrued interest, see subsection C.1 below.

                           2. Exchange of Senior Notes for New Common Stock Pursuant to the Plan.

                  In general, each holder of a Senior Note that constitutes a Tax Security will not recognize any gain or loss upon implementation of the Plan, but may recognize gain (computed as described below in Section A.3), to the extent of any consideration other than Tax Securities issued by the Debtor in satisfaction of the Senior Notes. The character of any such gain or loss would be determined in accordance with the principles discussed below in subsection A.3. See also Section C below ("Additional Tax Considerations for All Holders of Claims or Equity Interests").

                  A holder's tax basis in New Common Stock received in exchange for the Debtor's Senior Notes will be such holder's adjusted tax basis in such Senior Note, decreased by the sum of the cash received and increased by any gain recognized by such holder on the exchange.

                  A holder's holding period for New Common Stock received in exchange for the Debtor's Senior Notes will include such holder's holding period for the obligations so exchanged, except to the extent the New Common Stock is issued in respect of such holder's Claim for accrued interest.

                  If the Senior Notes were not treated as Tax Securities, an exchange relating to such notes would constitute a taxable event in which a holder of Senior Notes would generally recognize gain or loss in an amount equal to the difference between (a) the "amount realized," i.e., the cash and/or aggregate fair market value of all property received by the Claim holder in exchange for its Claim (other than a Claim for interest), and (b) its adjusted basis in the Senior Notes (exclusive of any basis attributable to accrued interest) so exchanged.

                  The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than twelve months, whether the Claim was purchased at a discount (in which case the market discount rules of the Tax Code may apply to recharacterize a portion of any gain as ordinary income), and whether and to what extent the holder has previously claimed a bad debt deduction in respect of such Claim. Also in this regard, Tax Code section 582(c) provides that the sale or exchange of a bond, debenture, note, certificate, or other evidence of indebtedness by certain financial institutions will be considered the sale or exchange of a non-capital asset. Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan will be ordinary gain or loss, regardless of the nature of their claims. See also Section C below ("Additional Tax Considerations for All Holders of Claims or Equity Interests").

                  A holder's tax basis in any New Common Stock received in a taxable exchange will be the fair market value thereof included in the holder's amount realized on the exchange. The holding period for the New Common Stock so received will begin on the day following the exchange.

                           3. Exchange of Old Common Stock for New Warrants Pursuant to the Plan.

In general, a holder that exchanges Old Common Stock for New Warrants pursuant to the Plan will recognize gain and, subject to the potential application of the wash sale rule described below, loss upon implementation of the Plan. Subject to the potential application of the wash sale rule, as described below, a holder that exchanges Old Common Stock for New Warrants pursuant to the Plan would generally recognize gain or loss in an amount equal to the difference between
(a) the "amount realized," i.e., the cash and/or aggregate fair market value of all property received by the Old Common Stock holder in exchange for such stock, and (b) its adjusted basis in the Old Common Stock.

The character of any such gain or loss and the holder's tax basis in any New Warrants so received would be determined in the manner described in Section A.2 above with respect to the exchange of Senior Notes for New Common Stock.

Although it is not free from doubt, the "wash sale" rule of the Tax Code may apply to a portion of the exchange of Old Common Stock for New Warrants pursuant to the Plan. If the wash sale rule were to apply to a portion of such exchange, the ability of a holder to recognize a loss for U.S. federal income tax purposes upon the exchange of Old Common Stock for New Warrants pursuant to the Plan may be limited. In general, the wash sale rule prevents a taxpayer from recognizing a loss on the disposition of shares of stock or securities if such taxpayer, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, acquires or has entered into a contract or option so to acquire, substantially identical stock or securities.

Any loss that is disallowed through the application of the wash sale rule will not be eliminated but would rather be deferred. To the extent the wash sale rule is found to apply to the exchange of Old Common Stock for New Warrants pursuant to the Plan, a holder's holding period for the portion of New Warrants acquired as part of a wash sale transaction would include such holder's holding period for the Old Common Stock the loss from the disposition of which was not deductible as a result of such rule. In addition, to the extent the wash sale rule is found to apply to the exchange of Old Common Stock for New Warrants pursuant to the Plan, a holder's tax basis for the portion of New Warrants acquired as part of a wash sale transaction would be equivalent to such holder's adjusted tax basis in the Old Common Stock the loss from the disposition of which was not deductible as a result of such rule. If the wash sale rule were determined to apply to the exchange of Old Common Stock for New Warrants pursuant to the Plan at all, it is not clear how to determine the number of shares of Old Common Stock or New Warrants that would be subject to such rule. Holders are urged to consult their tax advisor regarding the applicability of the wash sale rule and the possible effect of such rule to them in their particular circumstances.

                  B.       CONSEQUENCES TO THE DEBTOR.

                  The Debtor has reported for federal income tax purposes substantial consolidated net operating loss ("NOL") carryforwards. As discussed below, certain tax attributes of the Debtor, such as NOLs and tax basis, will be subject to reduction and limitation as a result of implementing the Plan.

                           1.       Cancellation of Debt.

                  In general, the Tax Code provides that a debtor in a bankruptcy case does not include cancellation of debt ("COD") income in its gross income, but rather must reduce its tax attributes, to the extent it has such attributes to reduce, by the amount of COD that otherwise would have been recognized. The amount of COD is the amount by which the indebtedness discharged exceeds the value of the New Common Stock for which it is exchanged. The Debtor believes that it will have significant COD. A debtor's tax attributes are generally reduced in the following order until COD is exhausted: NOLs, general business credits, alternative minimum tax credits, capital losses, the tax basis of its assets, passive activity losses, credits and foreign tax credits. Losses (and tax credits) are reduced only after the debtor's tax liability for the current year is determined (with, in each case, current-year losses being reduced before any carryforwards from prior years), and tax basis is reduced as of the first day of the succeeding year. A debtor's tax basis in its assets will not be reduced below the amount of its liabilities (as defined) outstanding immediately after the COD is recognized. Any COD remaining after exhausting available tax attributes does not have any tax consequences to the debtor.

                  It is unclear whether the reduction in tax attributes occurs on a separate company basis even though the Debtor files a consolidated federal income tax return with its consolidated subsidiaries. The Debtor is aware that the IRS has, in certain cases, asserted that such reduction generally should occur on a consolidated basis. The Debtor intends to take the position that the reduction in tax attributes occurs on a separate company basis.

                  As a result of the reduction of the Debtor's indebtedness pursuant to the Plan, the Debtor will suffer attribute reduction. The extent of resulting attribute reduction to the Debtor will depend, however, primarily upon the amount of its liabilities outstanding on the Effective Date. The attribute reduction is expected to significantly reduce NOL carryforwards and may also significantly reduce the tax basis of the Debtor's long-term assets. These results may be significantly different if attribute reduction does not occur on a separate company basis.

                           2.       Limitation on NOL Carryforwards.

                  Following the implementation of the Plan, the remaining NOL carryforwards (and certain other tax attributes) of the Debtor may be subject to the limitations imposed by Section 382 of the Tax Code ("Section 382").

                  Under Section 382, if a corporation undergoes an ownership change, the amount of its pre-change NOLs and certain subsequently recognized "built-in" losses and deductions (i.e., losses and deductions that have economically accrued but not yet recognized as of the date of the ownership change) that may be utilized to offset future taxable income generally will be subject to an annual limitation (the "Section 382 annual limitation"). An "ownership change" is generally defined as more than a 50 percentage point change in ownership of the corporation during a three-year (or shorter) testing period. As a general rule, the Section 382 annual limitation equals the product of the value of the loss corporation's outstanding stock immediately before the ownership change (with certain adjustments) and the applicable "long-term tax-exempt rate." A corporation must meet certain continuity of business requirements for at least two years following an ownership change in order to preserve the Section 382 annual limitation.

                  The Debtor believes that the implementation of the Plan will cause an ownership change for federal income tax purposes. If that occurs, the ability of the Debtor to utilize any NOLs that remain after the implementation of the Plan will be subject to the Section 382 annual limitation as described above. However,

Section 382(1)(5) of the Tax Code ("Section 382(1)(5)") provides an exception to the application of the Section 382 annual limitation for corporations that are in bankruptcy. Section 382(1)(5) will apply to the Debtor (unless the Debtor otherwise elects out of Section 382(1)(5) as discussed below) if its historic shareholder and creditors that hold certain "qualified indebtedness" prior to implementation of the Plan will own at least 50% of the total voting power and total value of the Debtor's stock after implementation of the Plan. If Section 382(1)(5) applies, then the Debtor's ability to utilize its NOLs arising prior to the Effective Date and built-in losses and deductions (if any) recognized after the Effective Date will not be subject to the Section 382 annual limitation. Instead, Section 382(1)(5) would reduce the Debtor's pre-change NOLs that may be carried over to a post-change year by any interest deductions claimed during the three taxable years preceding the Effective Date, and during the part of the taxable year prior to and including the Effective Date, in respect of indebtedness exchanged for New Common Stock pursuant to the Plan. In addition, Section 382(1)(5) also provides that any further ownership change of the Debtor within a two-year period will result in forfeiture of all of the Debtor's NOLs incurred prior to the date of the second ownership change.

                  Section 382 further provides that a corporation in bankruptcy may elect out of Section 382(1)(5) even if the corporation meets all of the requirements thereof. The Debtor has not yet determined whether it would qualify for the bankruptcy exception under Section 382(1)(5) or whether it would be advantageous to elect out of Section 382(1)(5). If the Debtor does not qualify for the bankruptcy exception under Section 382(1)(5) or if the Debtor decides to elect out of Section 382(1)(5), then Section 382(1)(6) of the Tax Code ("Section 382(1)(6)") should apply and the Debtor would thereby become subject to the
Section 382 annual limitation. However, Section 382(1)(6) would permit the Debtor to value the equity of the corporation for purposes of the Section 382 annual limitation by using the Debtor's value immediately after the ownership change (i.e., by increasing the value of the old loss corporation to reflect any surrender or cancellation of the creditors' claims in the bankruptcy). Although such calculation may substantially increase the Section 382 annual limitation, the Debtor's use of any NOLs and built-in losses and deductions (if any) remaining after the implementation of the Plan may still be substantially limited.

                           3.       Alternative Minimum Tax.

                  In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income ("AMTI") at a 20-percent rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all its taxable income for regular tax purposes by available NOL carryforwards, only 90 percent of AMTI may be offset by available NOL carryforwards (as computed for AMT purposes). Under certain special rules, however, 100% of AMTI incurred in tax years ending during 2001 and 2002 may be offset by NOL carryforwards to such years. In addition, certain other beneficial rules may apply to any losses incurred by the Debtor in tax years ending during 2001 or 2002. Any AMT a corporation pays will generally be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

                  C. ADDITIONAL TAX CONSIDERATIONS FOR ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS.

                           1.       Distributions in Discharge of Accrued
                                    Interest.

                  A Senior Note holder that receives stock or other property in discharge of a Claim for interest accrued during the period the holder owned such Claim and not previously included in such holder's income will be required to recognize ordinary income equal to the fair market value of the New Common Stock received in respect of such Claim. A holder generally will recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest claimed was previously included in its gross income and is not paid in full by the Debtor. The tax basis of any New Common Stock received in exchange for Claims for accrued interest will be the fair market value of the New Common Stock on the day of the exchange. The holding period for such New Common Stock will begin the day after the exchange.

                  Under the Plan, distributions of New Common Stock in respect of Allowed Claims will be allocated first to the stated principal amount of such Claims, with any excess - if any - allocated to interest. However, there can be no assurance that the IRS or the courts will respect the Plan allocation for federal income tax purposes.

                           2.       Subsequent Sale of New Common Stock.

                  Any gain recognized by a holder upon a subsequent taxable disposition of New Common Stock received pursuant to the Plan in satisfaction of a Claim (or any stock or other property received for them in a later tax-free exchange) may be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) previously claimed with respect to its Claim and any ordinary loss deduction incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, (ii) with respect to a cash-basis holder, any amounts that would have been included in its gross income if the holder's Claim had been satisfied in full but were not included by reason of the cash method of accounting, and (iii) any accrued market discount that is assigned to the New Common Stock as discussed in subsection C.3. ("Additional Tax Considerations for All Holders of Claims or Equity Interests -- Market Discount").

                           3.       Market Discount.

                  The Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market-discount bonds (generally, bonds acquired for less than their issue price) would carry over to any nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan, any accrued but unrecognized market discount on an exchanged Claim that constitutes a Tax Security would carry over to any New Common Stock received pursuant to the Plan. This carryover of accrued but unrecognized market discount may occur regardless of whether such regulations are promulgated. Any gain recognized by a holder upon a subsequent disposition of such New Common Stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in such holder's income. Holders are urged to consult their tax advisors as to the application of the market discount rules.

                           4.       Withholding.

                  All distributions to holders of Allowed Claims and Equity Interests under the Plan are subject to applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable rate. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to report properly interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding.

                                   CONCLUSION

                  The Debtor believes the Plan is in the best interests of all Creditors and Equity Interestholders and urge those entitled to vote to accept the Plan.

Dated:    Cary, North Carolina
          November 18, 2002

                               SPECTRASITE HOLDINGS, INC.


                               By:  /s/ STEPHEN H. CLARK
                                    ----------------------------
                                    Name: Stephen H. Clark
                                    Title: President and Chief
                                           Executive Officer

                      EXHIBITS TO THE DISCLOSURE STATEMENT

A        Plan of Reorganization

B        Disclosure Statement Order

C        Annual Report on Form 10-K

D        Quarterly Report on 10-Q

E        Financial Projections

F        Liquidation Analysis

G        Organizational Chart

                                    EXHIBIT E

                              FINANCIAL PROJECTIONS


                  A.       SUMMARY OF SIGNIFICANT ASSUMPTIONS.

                  The Debtor has developed the Projections (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.

                  1. Fiscal Years. The Debtor's fiscal year ends on December 31 of each year. Any reference to "Fiscal" immediately followed by a specific year means the 12 month period ending on December 31 of such year.

                  2. Plan Terms and Confirmation. The Projections assume a Plan Confirmation Date of December 31, 2002 and an Effective Date in January 2003 with Allowed Claims and Equity Interests treated in accordance with the treatment provided in the Plan with respect to such Allowed Claims and Equity Interests. If Confirmation of the Plan does not occur on or prior to March 31, 2003, there is no guarantee that, among other things, the Prepetition Noteholders Committee, will continue to support the Debtor as projected. Further, if the Effective Date does not occur by March 31, 2003, additional bankruptcy expenses may be incurred until such time as a plan of reorganization is confirmed. These expenses could significantly impact the Debtor's Projections.

                  3. General Economic Conditions. The Projections were prepared assuming that economic conditions in the markets served by the Debtor do not differ significantly, or improve, over the next five years from current economic conditions. Inflation in revenues and costs are assumed to remain relatively low.

                  4. EBITDA. EBITDA is defined for purposes of the Projections as operating income (loss) before depreciation and amortization expense, interest expense, income tax provision, noncash compensation charges, and restructuring and other nonrecurring charges.

                  5. Reorganization Value. For purposes of this Disclosure Statement and in order to prepare the Projections, management has estimated the reorganization value of Reorganized SpectraSite as of December 31, 2002, to be approximately $740 million, which represents the mid-point of the valuation range. See Section VIII of the Disclosure Statement for a more detailed discussion of valuation issues.

                  B.       SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.

                  Except for historical information, statements contained in this Disclosure Statement and incorporated by reference, including the projections in this section, may be considered "forward-looking statements" within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic and business conditions, the competitive environment in which the Debtor operates and will operate, the success or failure of the Debtor in implementing its current business and operational strategies, the success of Communications in maintaining its customer base, the ability of the Debtor to maintain and improve its revenues and margins, the liquidity of Communications and the Debtor on a cash flow basis (including the ability to comply with the financial covenants of Communications' credit arrangements and to fund its capital expenditure program). For additional information about the Debtor and relevant risk factors, see Section IX of the Disclosure Statement.

                  C.       FINANCIAL PROJECTIONS.

                  The financial information and projections are summarized in the following tables. Specifically, the tables include:

                  - Projected balance sheets for fiscal years ending in 2002, 2003, 2004, and 2005.

                  - Projected income statements for fiscal years ending in 2003, 2004, and 2005.

                  - Projected statements of cash flow for fiscal years ending in 2003, 2004, and 2005.

                  The captions in the attached Projections may not correspond exactly to the Debtor's historical external reporting; some captions have been combined for presentation purposes.

              PROJECTED BALANCE SHEETS FOR REORGANIZED SPECTRASITE


 ($ IN MILLIONS)                                 2002E           2003P            2004P            2005P
                                               --------        --------         --------         ---------

ASSETS:
Cash                                           $   34.8        $    5.0         $    5.1         $   113.5
Accounts Receivable                                25.9            37.6             43.7              48.4
Other Current Assets                               18.8            20.3             23.6              26.1
                                               --------        --------         --------         ---------
   Total Current Assets                        $   79.5        $   62.9         $   72.4         $   188.0
                                               --------        --------         --------         ---------

Gross PP&E                                     $1,400.4        $1,518.3         $1,650.9         $ 1,689.5
Accumulated Depreciation                            0.0          (144.8)          (297.5)           (460.8)
                                               --------        --------         --------         ---------
   Net PP&E                                    $1,400.4        $1,373.5         $1,353.4         $ 1,228.7
                                               --------        --------         --------         ---------

Financing Costs                                $   21.7        $   18.4         $   15.1         $    11.8
Goodwill                                            0.0             0.0              0.0               0.0
Other Long Term Assets                             34.3            34.3             34.3              34.3
                                               --------        --------         --------         ---------
TOTAL ASSETS                                   $1,535.9        $1,489.1         $1,475.2         $ 1,462.8
                                               ========        ========         ========         =========

LIABILITIES:
Accounts Payable                               $   10.3        $    8.8         $    9.4         $     9.8
Accrued Liabilities                                52.8            57.5             66.9              74.0
Other Current Liabilities                           0.5             0.3              0.4               0.4
                                               --------        --------         --------         ---------
   Total Current Liabilities                   $   63.6        $   66.6         $   76.7         $    84.2
                                               --------        --------         --------         ---------

Debt:
   Bank Debt:
       Term Loans                              $  707.4        $  704.4         $  704.4         $   653.8
       Revolver                                     0.0            13.3              0.0               0.0
                                               --------        --------         --------         ---------
          Total Debt                           $  707.4        $  717.7         $  704.4         $   653.8
                                               --------        --------         --------         ---------

Capital Lease Obligations                      $   11.7        $    0.0         $    0.0         $     0.0
Other Obligations                                  13.2            13.2             13.2              13.2
                                               --------        --------         --------         ---------
TOTAL LIABILITIES                              $  795.9        $  797.5         $  794.3         $   751.2
                                               --------        --------         --------         ---------

SHAREHOLDERS EQUITY:
Beginning Common Equity                        $  740.0        $  740.0         $  691.6         $   680.9
Net Income                                           NA           (48.4)           (10.7)             30.7
Dividends                                            NA             0.0              0.0               0.0
                                               --------        --------         --------         ---------
Ending Common Equity                           $  740.0        $  691.6         $  680.9         $   711.6
                                               --------        --------         --------         ---------
TOTAL LIABILITIES & SHAREHOLDERS EQUITY        $1,535.9        $1,489.1         $1,475.2         $(1,462.8)
                                               ========        ========         ========         =========

             PROJECTED INCOME STATEMENTS FOR REORGANIZED SPECTRASITE


($ IN MILLIONS)                                 2003P          2004P            2005P
                                                ----           ----             ----
REVENUE:
    Lease Revenue:
       Wireless Towers                         $269.2          $321.1          $373.1
       Broadcast Leasing                         23.0            23.0            23.0
       Rooftop and In-Building                    6.7             9.0            12.2
                                               ------          ------          ------
           Total Lease Revenue                 $298.9          $353.1          $408.3
                                               ------          ------          ------

    Services Revenue:
       Broadcast Services                      $ 27.0          $ 27.0          $ 27.0
                                               ------          ------          ------
           Total Services Revenue              $ 27.0          $ 27.0          $ 27.0
                                               ------          ------          ------
    Total Revenue                              $325.9          $380.1          $435.3
                                               ------          ------          ------

COST OF REVENUE:
    Lease Revenue:
       Wireless Towers                         $ 98.0          $105.6          $110.1
       Broadcast Leasing                          4.9             4.9             4.9
       Rooftop and In-Building                    0.5             1.1             1.9
                                               ------          ------          ------
           Total Lease Cost of Sales           $103.4          $111.6          $116.9
                                               ------          ------          ------

    Services Revenue:
       Broadcast Services                      $ 24.0          $ 24.0          $ 24.0
                                               ------          ------          ------
           Total Services Cost of Sales        $ 24.0          $ 24.0          $ 24.0
                                               ------          ------          ------
       Total Cost of Sales                     $127.4          $135.6          $140.9
                                               ------          ------          ------

GROSS PROFIT:

    Tower Cash Flow                            $195.5          $241.5          $291.4
         Margin                                  65.4%           68.4%           71.4%

    Services Gross Profit                      $  3.0          $  3.0          $  3.0
         Margin                                  11.1%           11.1%           11.1%
                                               ------          ------          ------
    Total Gross Profit                         $198.5          $244.5          $294.4
                                               ------          ------          ------
         Margin                                  60.9%           64.3%           67.6%

CORPORATE OPERATING EXPENSES                   $ 52.2          $ 50.0          $ 50.0
                                               ------          ------          ------
EBITDA                                         $146.3          $194.5          $244.4
                                               ------          ------          ------

    Depreciation                                144.8           152.7           163.3
    Amortization                                  3.3             3.3             3.3
                                               ------          ------          ------
EBIT                                           $ (1.8)         $ 38.5          $ 77.8
                                               ------          ------          ------

    Interest Expense                            (45.1)          (49.3)          (48.3)
    Interest Income                               0.3             0.1             1.2
    Other Income (Expense)                       (1.8)            0.0             0.0
                                               ------          ------          ------
PRETAX INCOME                                  $(48.4)         $(10.7)         $ 30.7
                                               ------          ------          ------
    Tax Expense                                   0.0             0.0             0.0
                                               ------          ------          ------
NET INCOME                                     $(48.4)         $(10.7)         $(30.7)
                                               ======          ======          ======


          PROJECTED STATEMENTS OF CASH FLOW FOR REORGANIZED SPECTRASITE

 ($ IN MILLIONS)                                         2003P             2004P            2005P
                                                        --------         --------         --------
CASH FLOWS FROM OPERATIONS:
           Net Income                                   $  (48.4)        $  (10.7)        $   30.7
           Dividends                                         0.0              0.0              0.0
           Depreciation                                    144.8            152.7            163.3
           Amortization of Financing Costs                   3.3              3.3              3.3
           Changes in Working Capital                      (10.2)             0.7              0.3
           Change in Other Obligations                       0.0              0.0              0.0
                                                        --------         --------         --------
          NET CASH PROVIDED (USED)                      $   89.5         $  146.0         $  197.6
                                                        --------         --------         --------

CASH FLOWS FROM INVESTMENT:
           Capital Expenditures                         $ (117.9)        $ (132.6)        $  (38.6)
                                                        --------         --------         --------
           NET CASH PROVIDED (USED)                     $ (117.9)        $ (132.6)        $  (38.6)
                                                        --------         --------         --------

CASH FLOWS FROM FINANCING:
           Issuance (Payment) of Debt:
              Bank Debt                                 $   (3.0)        $    0.0         $  (50.6)
              Revolver Drawdown (Payback)                   13.3            (13.3)             0.0

           Change in Capital Lease Obligations             (11.7)             0.0              0.0
                                                        --------         --------         --------
          NET CASH PROVIDED (USED)                      $   (1.4)        $  (13.3)        $  (50.6)
                                                        --------         --------         --------
NET INCREASE (DECREASE) IN CASH                         $  (29.8)        $    0.1         $  108.4

Beginning of Period Cash                                    34.8              5.0              5.1
                                                        --------         --------         --------
ENDING CASH POSITION                                    $    5.0         $    5.1         $  113.5
                                                        ========         ========         ========


                         NOTES TO FINANCIAL PROJECTIONS

                  1.       Methodology.

                  In November 2002, the Debtor's management prepared a detailed financial forecast for the years 2003 through 2005 which assumes that the Debtor will exit from Chapter 11 on or around December 31, 2002. Generally, the forecast assumes that the Debtor continues to operate on a similar scale to its pre-petition business plan, with the sale of the network services business complete by the Effective Date. The forecast is prepared on a GAAP basis but the Debtor makes no representation that such financial presentation conforms to GAAP accounting standards. The forecast reflects the financial performance of the ongoing enterprise.

                  2.       Income Statement.

                  a.       Revenues

                  The Debtor's revenue is generated from sales on communications towers, broadcast towers and deployment services, and rooftop and in-building services. Communications tower revenue projections assume a collocation rate of 22% in the first and fourth quarters and 25% in the second and third quarters of each year from 2003 through 2005. Anchor tenant and collocation tenant lease rates are forecast to be approximately $1,600 per month for 2003, with inflationary escalators thereafter. The projections assume 7,369 towers at year-end 2002, with 100 towers added in each of the second, third, and fourth quarters of 2003 and the first, second, and third quarters of 2004.

                  Broadcast tower leasing projections assume 71 towers throughout the forecast period. Revenues total approximately $23.0 million in 2003, with annual growth of 0% in 2004 and 2005. Broadcast tower network services projections assume revenues of $27.0 million for each year from 2003 through 2005.

                  In-building revenues derive from three principal sources, malls, hotels, and casinos. The assumptions include 19 locations at the beginning of 2003, with approximately two to three new locations per month added in 2003 and approximately four to six locations per month added thereafter.

                  Rooftop revenues are assumed to contribute $4.5 million of gross margin per year.

                  b.       Cost of Sales

                  Communications tower expenses are assumed to be approximately $1,036 per month in 2003, rising 3% annually thereafter. Broadcast tower expenses are projected at approximately 21% of broadcast tower sales in 2003 through 2005. Broadcast tower network services expenses are forecast to be 89% of network deployment revenues for each of the years 2003 through 2005. In-building cost of sales assumptions reflect a 25% revenue share with building landlords.

                  Rooftop revenues are assumed to incur no additional cost of sales.

                  c.       Operating Expenses

                  Operating expenses are projected to be $13.7 million in the first quarter of 2003, $13.5 million in the second quarter of 2003, and $12.5 million per quarter thereafter.

                  d.       Depreciation and Amortization

                  The projections assume that existing assets are depreciated over a 12 year period and that new assets are depreciated over a 10 year period. Amortization is assumed to be $3.3 million annually, reflecting amortization of financing fees.

                  e.       Other Income (Expense)

                  Other expense reflects certain restructuring-related items payable to legal and accounting advisors in 2003.

                  f.       Taxes

                  The projections forecast a tax rate of 40%. The projections assume that pre-existing net operating losses, which are projected to aggregate $200.0 million following confirmation, and net operating losses that accumulate after confirmation shelter income from tax throughout the forecast period.

                  3.       Balance Sheet.

                  a.       Accounts payable

                  The Debtor forecasts accounts payable equal to 25 days of total cost of sales.

                  b.       Accounts Receivable

                  The Debtor forecasts accounts receivable equal to 40 days of sales outstanding.

                  c.       Other Working Capital Assumptions

                  Other working capital assumptions include other current assets of 6% of revenues, accrued liabilities of 17% of revenues, and other current liabilities of 0.1% of revenues. Other current assets include a note receivable relating to the sale of the network services business for $3.0 million, which is assumed to be repaid in 2003.

                  d.       Debt

                  The Debtor's bank facility remains in place, under the terms and conditions as set forth in the Disclosure Statement and the Plan. Drawdowns of the revolver facility occur when needed to maintain the Company's target minimum cash balance of $5 million. Amortization occurs as required in the bank facility documents.

                  4.       Cash Flow Statement.

                  a.       Capital Expenditures

                  The projections assume that the Debtor acquires 100 towers in each of the second, third, and fourth quarters of 2003 and the first, second, and third quarters of 2004 at a cash cost of $251,795 per tower.

                    D. PRO FORMA CONSOLIDATED BALANCE SHEET.

                  The following preliminary, unaudited pro forma consolidated balance sheet of Reorganized SpectraSite as of December 31, 2002 has been adjusted to give effect to the Restructuring as if it had occurred on such date (the "Pro Forma Consolidated Balance Sheet"). The Pro Forma Consolidated Balance Sheet reflects the financial performance of the ongoing enterprise. The Pro Forma Consolidated Balance Sheet makes certain reorganization assumptions and assumes the adoption of "fresh start" reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." The fresh start adjustments are preliminary and the amounts reflected in the Pro Forma Consolidated Balance Sheet may differ from the amounts ultimately determined. The fresh start accounting treatment is adopted because holders of existing voting shares of SpectraSite Holdings, Inc. common stock immediately before filing and confirmation of the Plan will receive less than 50% of the voting shares of Reorganized SpectraSite, thereby resulting in a new control group, and the reorganization value of Reorganized SpectraSite is less than SpectraSite Holdings Inc.'s aggregate pre-petition liabilities and allowed claims.

                  The Pro Forma Consolidated Balance Sheet is based on the latest currently available information and on certain assumptions that the Debtor's management believes are reasonable under the circumstances. The Pro Forma Consolidated Balance Sheet does not purport to be indicative of the results that actually would have been obtained had the restructuring been completed as of the date and for the period presented or that may be obtained in the future.

                  The Pro Forma Consolidated Balance Sheet was prepared to give effect to the Plan as if it became effective on December 31, 2002, and includes
(a) the Bank Facility, (b) the exchange of approximately $1.8 billion in principal amount of prepetition secured indebtedness for new stock and other consideration, (c) the exchange of prepetition unsecured claims for new stock and other consideration, (d) the write-down of certain current and non-current assets, (e) the payment of fees and other Administrative Claims related to the Plan, and (f) the effect of the transactions with SBC and Cingular discussed in section V(C)of the Disclosure Statement.

                  The amount of shareholders' equity in the Pro Forma Consolidated Balance Sheet is not an estimate of the trading value of the New Common Stock after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. The Debtor does not make any representation as to the trading value of shares of New Common Stock to be issued pursuant to the Plan.

          SUMMARY OF PRO-FORMA REORGANIZED SPECTRASITE BALANCE SHEETS

 ($ IN MILLIONS)                                             SPECTRASITE BALANCE SHEET (A)
                                                 ----------------------------------------------------
                                                 PRE-CONFIRMATION   CONFIRMATION        REORGANIZED
                                                   BALANCE SHEET     ADJUSTMENTS       BALANCE SHEET
                                                 ----------------   ------------       --------------
ASSETS

Cash                                                $     55.9       $    (21.1)(b)      $     34.8
Accounts Receivable                                       25.9              0.0                25.9
Earnings in Excess of Billings                             0.1              0.0                 0.1
Inventories                                                8.2              0.0                 8.2
Prepaid Expenses                                          10.5              0.0                10.5
                                                    ----------       ----------          ----------
   Total Current Assets                             $    100.6       $    (21.1)         $     79.5
                                                    ----------       ----------          ----------

PPE                                                 $  2,290.8       $   (890.4)(c)      $  1,400.4
Goodwill                                                  60.6            (60.6)(d)             0.0
Debt Issuance Costs                                       66.1            (44.4)(e)            21.7
Other Assets                                              34.3              0.0                34.3
                                                    ----------       ----------          ----------
   Total Assets                                     $  2,552.4       $ (1,016.5)         $  1,535.9
                                                    ==========       ==========          ==========

LIABILITIES AND SHAREHOLDERS EQUITY

Liabilities
Accounts Payable                                    $     10.3       $      0.0          $     10.3
Accrued Expenses                                          52.8              0.0                52.8
Billings in Excess of Costs                                0.5              0.0                 0.5
Current Portion of Bank Facility                           2.3             (2.3)(f)             0.0
Current Portion of Senior Notes                        1,763.3         (1,763.3)(g)             0.0
                                                    ----------       ----------          ----------
   Total Current Liabilities                        $  1,829.2       $ (1,765.6)         $     63.6
                                                    ----------       ----------          ----------

Long-Term Debt                                      $      0.0       $      0.0          $      0.0
Other Long-Term Liabilities                               24.9(h)           0.0                24.9
Bank Facility                                            778.7            (71.3)(i)           707.4
                                                    ----------       ----------          ----------
   Total Liabilities                                $  2,632.8       $ (1,836.9)         $    795.9
                                                    ----------       ----------          ----------

Shareholders Equity
Retained Earnings                                   $ (1,703.5)      $  1,703.5 (j)      $      0.0
Shareholders Equity (Old)                              1,623.1         (1,623.1)(k)             0.0
Shareholders Equity (New)                                  0.0            740.0 (l)           740.0
                                                    ----------       ----------          ----------
   Total Liabilities and Shareholders Equity        $  2,552.4       $ (1,016.5)         $ (1,535.9)
                                                    ==========       ==========          ==========

                        NOTES TO PRO FORMA BALANCE SHEET

         (a)      Reflects projected values as of December 31, 2002.

         (b) Cash adjustments include: restructuring-related fees and expenses of $(20.1) million, net proceeds from SBC/Cingular transaction of $73.5 million, fees related to SBC/Cingular transaction of $(1.0) million, and debt repayment of ($73.5) million.

         (c) PP&E adjustments include: towers sold in SBC/Cingular transaction of $(143.8) million and fresh start adjustments of $(746.6) million.

         (d) Goodwill adjustments include fresh start adjustments of $(60.6) million.

         (e) Debt issuance cost adjustments of $(44.3) million include adjustments related to the elimination of senior notes and the reduction of the bank credit facility.

         (f) Current portion of bank facility adjustment includes debt repayment of $(2.3) million from SBC/Cingular transaction proceeds.

         (g) Senior notes adjustment reflects elimination of senior notes of $(1,763.3) million.

         (h) Other long-term liabilities include $11.7 million of capital leases.

         (i) Bank facility adjustment includes debt repayment of $(71.3) million from SBC/Cingular transaction proceeds.

         (j) Retained earnings adjustments include: restructuring-related fees and expenses of $(20.1) million, fresh start adjustments of $1,839.2 million, adjustments related to the SBC/Cingular transaction of $(71.3) million, and debt issuance cost adjustment of $(44.3) million.

         (k) Shareholders equity (old) adjustment includes fresh start adjustments of $(1,623.1) million.

         (l) Shareholders equity (new) adjustment reflects midpoint equity valuation of $740.0 million.


         THE PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF REORGANIZED SPECTRASITE, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE.

                                   EXHIBIT F

                              LIQUIDATION ANALYSIS

                  Section 1129(a)(7) of the Bankruptcy Code (often called the "Best Interests Test"), requires that each holder of an impaired Claim or Equity Interest either (a) accept the Plan, or (b) receive or retain under the Plan property of a value, as of the Plan's Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtor were to be liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtor's assets in chapter 7. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtor's assets and the cash held by the Debtor at the commencement of its chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the use of chapter 7 for purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.

                  A general summary of the assumptions used by management in preparing the liquidation analysis follows. The more specific assumptions are discussed below.

                  THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTOR WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HEREIN.

                  Estimate of Net Proceeds

                  Estimates were made of the cash proceeds which might be realized from the liquidation of the Debtor's assets. As the Debtor's only significant asset is the equity in SpectraSite Communications, Inc. ("Communications"), the liquidation analysis assumes that a liquidation would involve the expedited sale of the equity of Communications at a discount to its valuation range. The discount would reflect the distressed nature and timing constraints of the sale process. The Liquidation Analysis also assumes that the sale of the equity of Communications would occur under the direction of Court-appointed chapter 7 trustee. The proceeds of this sale would be conveyed to the Debtor's creditors and holders of other general obligations. The liquidation period would allow for an expedited sales process and the documentation and closing of such transaction.

                  Estimate of Costs

                  The Debtor's liquidation costs under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtor during the chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisers, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by the Debtor both prior to, and during, the pendency of the chapter 11 case.

                  Distribution of Net Proceeds under Absolute Priority

                  The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full.

                  After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) substantial increases in claims which would be satisfied on a priority basis, the Debtor has determined, as summarized on the chart below, that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtor under chapter 7 of the Bankruptcy Code.

                  The Liquidation Analysis was prepared by management with the assistance of Lazard, based on the Debtor's preliminary unaudited balance sheet as of September 30, 2002. The Liquidation Analysis assumes the preliminary unaudited September 30, 2002 balance sheet, on which the analysis is based, is a proxy for the balance sheet upon liquidation. The major assumptions underlying the Liquidation Analysis are listed in the footnotes immediately following the hypothetical liquidation analysis chart.

                  THE DEBTOR'S LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTOR.

                  Underlying the liquidation are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtor or a chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtor's assets will result in an accurate estimate of the proceeds which would be realized were the Debtor to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from the Debtor's estimate, depending on the claims asserted during the pendency of the chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential claims. This analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of the Debtor could vary materially from the estimates provided herein.

                       HYPOTHETICAL LIQUIDATION ANALYSIS

($ IN MILLIONS)

ESTIMATED LIQUIDATION PROCEEDS
--------------------------------------------------------------------------------------------------------------------------
                                                                              HYPOTHETICAL LIQUIDATION RECOVERY
                                                                   -------------------------------------------------------
                                                                       PERCENT OF BOOK                     AMOUNT
                                                                   ----------------------         ------------------------
                                             BOOK VALUE (A)         LOW             HIGH             LOW            HIGH
                                             --------------        -----            -----         --------        --------
Cash and Equivalents (b)                        $    0.0           100.0%           100.0%        $    0.0        $    0.0

Loans to Officers (c)                                2.2            50.0%            80.0%             1.1             1.7
Equity in SpectraSite Communications (d)         1,678.8             2.6%            11.1%            43.8           186.3
                                                --------                                          --------        --------
     Total                                      $1,681.0             2.7%            11.2%        $   44.9        $  188.0
                                                ========                                          ========        ========

DISTRIBUTION OF LIQUIDATION PROCEEDS
--------------------------------------------------------------------------------------------------------------------------
LIQUIDATION EXPENSES (e)
     Chapter 7 Trustee Fees                                                                       $   (1.3)       $   (5.6)
     Chapter 7 Professional Fees                                                                      (5.3)           (6.3)

PROCEEDS AVAILABLE FOR PAYMENT OF ADMINISTRATIVE AND PRIORITY CLAIMS
    AND UNSECURED CLAIMS                                                                          $   38.3        $  176.1

Administrative and Priority Claims (f)                                                            $    0.0        $    0.0
     Recovery Amount                                                                                    NM              NM
     % of Claim                                                                                         NM              NM

PROCEEDS AVAILABLE FOR PAYMENT OF UNSECURED CLAIMS                                                $   38.3        $  176.1

Unsecured Claims (g)                                                                              $1,774.4        $1,774.4
     Recovery Amount                                                                                  38.3           176.1
     % of Claim                                                                                        2.2%            9.9%

PROCEEDS AVAILABLE FOR PAYMENT OF EQUITY INTERESTS                                                $    0.0        $    0.0

FOOTNOTES TO LIQUIDATION ANALYSIS

                  A summary of the assumptions used by the Debtor's management and Lazard in preparing the Liquidation Analysis is set forth below.

                  Note A - Book Values as of September 30, 2002

                  Unless otherwise stated, the book values used in this liquidation analysis are the preliminary unaudited book values as of September 30, 2002, and are assumed to be representative of the Debtor's assets and liabilities as of the assumed Effective Date. The book values stated correspond to the book values of the Debtor only, and do not reflect its consolidated book values, i.e., those including the Debtor's subsidiaries.

                  Note B - Cash and Cash Equivalents

                  Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less. Cash is assumed to be fully recoverable.

                  Note C - Loans to Officers

                  The liquidation analysis assumes that a chapter 7 trustee would sell outstanding loans to officers at a 20% to 50% discount to book value. The value given for these loans includes accrued interest.

                  Note D - Equity in Communications

                  The analysis assumes that the chapter 7 trustee would sell the equity of Communications through an expedited sale process. Due to the distressed and expedited nature of the sale process, the assumed value reflects a multiple of 5.36x to 6.34x 2003E EBITDA of $146.1 million. This implies an EBITDA multiple discount of 35% to 45% to the multiple represented by the midpoint estimate of Communications enterprise value. This discount is reflective of not only the manner in which the sale would be effected but also of the difficulty in attracting the necessary financing to repay the bank facility at Communications.

                  The calculation of equity value assumes net debt of $740.0 million, reflecting approximately $800.0 million of debt and $60.0 million of excess cash at Communications as of September 30, 2002.

                  Note E - Liquidation Expenses

                  Chapter 7 trustee fees are estimated to be 3.0% of gross sale proceeds. Professional fees are estimated to be 0.7% of hypothetical enterprise value.

                  Note F - Administrative and Priority Claims

                  The liquidation analysis assumes that no administrative and priority claims against the estate exist.

                  Note G - Unsecured Claims

                  Aggregate General Unsecured Claims against the Debtor are assumed to be $1,774 million. This represents $1,763 million of claims deriving from the Debtor's senior notes and $11 million of other claims. All unsecured claims are assumed to be pari passu. Other contingent claims are assumed to be valued at $0.